UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Time Warner Cable Inc.
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April 15, 2008

Dear Stockholder:

We cordially invite you to attend Time Warner Cable Inc.’s annual meeting of stockholders. The meeting will be held on Thursday, May 29, 2008, at 10:00 a.m. at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. A map with directions to the meeting is provided on the back cover of the Proxy Statement.

As a stockholder, you will be asked to vote on a number of important matters, which are listed in the Notice of Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposals listed as items 1 and 2 in the Notice.

We have elected to take advantage of new Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of producing and distributing materials for our annual meeting. Under these new rules, you can vote in several ways. Follow the instructions provided in our communications with you. If you received a Notice of Internet Availability of Proxy Materials in the mail you can vote over the Internet, or, if you request printed copies of the proxy materials by mail, you also can vote by mail or by telephone.

If you are planning to attend the annual meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling 866-971-8463 by May 27, 2008. In addition to registering in advance, you will be required to present government-issued identification (e.g., driver’s license or passport) to enter the meeting. The meeting also will be audiocast live on the Internet at www.timewarnercable.com/investors.

I look forward to greeting those of you who are able to attend the annual meeting.

Sincerely,

Glenn A. Britt
President and
Chief Executive Officer

PLEASE PROMPTLY SUBMIT YOUR PROXY

Time Warner Cable Inc.
One Time Warner Center
North Tower
New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Cable Inc. (the “Company”) will be held on Thursday, May 29, 2008 at 10:00 a.m. (local time). The meeting will take place at:

Hyatt Regency Hotel
1800 East Putnam Avenue
Old Greenwich, Connecticut 06870

(see directions on back cover)

The purposes of the meeting are:

1.	To elect two Class A directors and eight Class B directors for a term of one year, and until their successors are duly elected and qualified;
2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditor of the Company for 2008; and
3.	To transact such other business as may properly come before the Annual Meeting.

The close of business on April 2, 2008 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s Class A common stock and Class B common stock (together with the Class A common stock, the “Common Stock”) as of the record date are entitled to vote on the matters listed in this Notice of Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. Please follow the instructions in the Notice you received by mail or e-mail and vote as soon as possible. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at 866-971-8463. The annual meeting will start promptly at 10:00 a.m. To avoid disruption, admission may be limited once the meeting begins.

Time Warner Cable Inc.

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 15, 2008

TIME WARNER CABLE INC.

One Time Warner Center
North Tower
New York, NY 10019

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Cable Inc., a Delaware corporation (“TWC” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Thursday, May 29, 2008, at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut, commencing at 10:00 a.m., local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should refer to the driving directions provided on the back cover of the Proxy Statement.

This year the Company is taking advantage of new Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners, unless they have directed the Company to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the Company’s Proxy Statement and Annual Report to Stockholders, as well as how to submit a proxy over the Internet. If a stockholder receives the Notice and would still like to receive a printed copy of the Company’s proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 18, 2008. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders and it expects that mailing to begin on or about April 17, 2008.

At the close of business on April 2, 2008, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 901,939,460 shares of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), and 75,000,000 shares of the Company’s Class B common stock, par value $0.01 per share (“Class B common stock”). For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

Each issued and outstanding share of Class B common stock has ten votes and each issued and outstanding share of Class A common stock has one vote on any matter submitted to a vote of stockholders. The Class A common stock and the Class B common stock will vote together as a single class on all matters expected to be submitted to a vote of stockholders at the Annual Meeting, except with respect to the election of directors. Holders of the Class A common stock vote, as a separate class, with respect to the election of the Class A directors, and holders of the Class B common stock vote, as a separate class, with respect to the election of the Class B directors. Time Warner Inc. (“Time Warner”) controls approximately 90.6% of the vote in matters where the Class A common stock and the Class B common stock vote together as a single class, 82.7% of the vote of the Class A common stock and 100% of the vote of the Class B common stock in any other vote. As a result of its shareholdings, Time Warner has the ability to cause (i) the election of all the nominees for Class A directors and Class B directors and (ii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2008.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2007, is available on the Company’s website at www.timewarnercable.com/annualmeetingmaterials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2008.

CORPORATE GOVERNANCE

The Company’s Class A common stock is listed for trading on the New York Stock Exchange (the “NYSE”). For purposes of the NYSE rules, the Company is a “controlled company.” “Controlled companies” under the NYSE rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. A subsidiary of Time Warner currently holds approximately 84.0% of the Company’s Common Stock and 90.6% of the voting power and, as a result, Time Warner, through its subsidiary, is able to elect the entire Board of Directors (the “Board” or the “Board of Directors”). As a “controlled company,” the Company is exempt from certain NYSE governance requirements. Specifically, as a controlled company under NYSE rules, the Board is not required to have a majority of independent directors, and its Nominating and Governance Committee and Compensation Committee are not required to be, and are not, composed entirely of independent directors. Under the terms of the Company’s amended and restated certificate of incorporation, however, at least 50% of the Company’s Board of Directors must be independent directors. In connection with the Adelphia/Comcast Transactions (as defined below) in July 2006 with Adelphia Communications Corporation (“Adelphia”) and Comcast Corporation (“Comcast”), the Company agreed not to amend this charter provision prior to August 1, 2009 without, among other things, the consent of the holders of a majority of the shares of Class A common stock other than Time Warner and its affiliates.

The Company is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Board of Directors and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not merely to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

The Board has devoted substantial attention to the subject of corporate governance. Among other things, the Board has established a Nominating and Governance Committee and has developed a Corporate Governance Policy. The Board first adopted this Policy in June 2006 and it became effective in conjunction with the closing of the Adelphia/Comcast Transactions in July 2006. The Board refines it from time to time as it deems necessary. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate.

The Board of Directors also regularly holds executive sessions without management present, conducts examinations of management’s and the Board’s performance, adopted a code of conduct for employees and enacted a set of ethics guidelines specifically for outside directors. The Board of Directors engages in a regular process of reviewing its corporate governance practices, including comparing its practices with those recommended by various corporate governance authorities, the expectations of the Company’s stockholders, and the practices of other leading public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the rules and listing standards of the NYSE.

Information on the Company’s corporate governance is available to the public under “Corporate Governance” at www.timewarnercable.com/investors on the Company’s website. The information on the website includes: the Company’s by-laws, its Corporate Governance Policy (which includes the Board’s categorical standards for determining director independence), the charters of the Board’s three standing committees, the Company’s codes of conduct, and information regarding the process by which shareholders may communicate with members of the Board of Directors. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Time Warner Cable Inc., 290 Harbor Drive, Stamford, Connecticut, 06902-7441, Attn: General Counsel.

The remainder of this section of the Proxy Statement summarizes the key features of the Company’s corporate governance practices:

Board Size

The number of directors constituting the full Board is currently set at ten. The Board of Directors has adopted a policy, consistent with the Company’s amended and restated certificate of incorporation and the Company’s by-laws, that it may determine the size of the Board from time to time. In establishing its size, the Board considers a number of factors, including (i) the proportion of Class A directors and Class B directors as contemplated by the Company’s amended and restated certificate of incorporation and discussed below, (ii) resignations and retirements from the current Board, (iii) the availability of appropriate and qualified candidates, (iv) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s businesses and (v) the goal of having a mix of inside and independent directors.

Currently, the Board of Directors is comprised of two Class A directors and eight Class B directors. Holders of Class A common stock vote, as a separate class, with respect to the election of the Class A directors, and holders of Class B common stock vote, as a separate class, with respect to the election of the Class B directors. Under the Company’s amended and restated certificate of incorporation, the Class A directors must represent not less than one-sixth and not more than one-fifth of the Board, and the Class B directors must represent not less than four-fifths of the Board. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A directors and Class B directors.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for directors to be “independent,” independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or is identified through some other source.

Overall Composition.  As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect an appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.  Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director.

Commitment to the Company and its Stockholders.  Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.  Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than five other public company boards.

Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its business; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.  As part of its annual assessment of the Board’s composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2009 annual meeting of stockholders is furnished to stockholders.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) senior officer (e.g., president, officer or chief financial officer) of a major corporation (or a comparable position in the government, academia or non-profit sector); or (ii) a high-level position and expertise in one of the following areas—cable, telecommunications, media and entertainment, marketing or consumer technology.

•	Diversity. The Nominating and Governance Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Nominating and Governance Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Nominating and Governance Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence.  Under the Company’s amended and restated certificate of incorporation, at least 50% of the directors on the Board must be independent. The Board has determined that six of the ten current directors, each of whom is also a nominee for director (or 60% of the Board), are independent in accordance with the Company’s criteria. The Board applies the following NYSE criteria in making its independence determinations:

•	No Material Relationship. The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•	Employment. The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•	Other Compensation. The director or immediate family member (as an executive officer) must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not be a current partner or employee of the Company’s internal or external auditor and the director’s immediate family member must not be a current employee of such auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditor. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

•	Interlocking Directorships. During the past three years, the director or immediate family member cannot have been employed as a non-employee director or an executive officer by another entity where one of the Company’s or Time Warner’s current executive officers served at the same time on the compensation committee.

•	Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•	Additional Categorical Criteria. In addition to applying the NYSE requirements summarized above, the Board has also developed categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence:

>	Charitable Contributions. Discretionary charitable contributions by the Company and/or Time Warner Inc., and Time Warner’s subsidiaries, including the Company, that are consolidated for purposes of its financial statements (collectively, “TWI”), to established non-profit entities with which a director or a member of the director’s family is affiliated will generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s or TWI’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s or TWI’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s or TWI’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

>	Employment and Benefits. The employment by TWI of a member of a director’s family will generally be deemed not to create a material relationship, unless such employment involves employment at a salary of more than $60,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment will generally be deemed not to create a material relationship.

>	Other Transactions. Transactions between the Company and/or TWI, and another entity with which a director or a member of a director’s family is affiliated will generally be deemed not to create a material relationship unless (i) they are the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company and/or TWI has engaged with third parties; (iii) they occurred within the last three years and the director is an executive officer, employee, or substantial owner, or an immediate family member (as defined in the NYSE rules) is an executive officer, of the other entity and such transactions represent more than 2% of the other entity’s gross revenues for the prior fiscal year or more than 5% of the consolidated gross revenues for the prior fiscal year (a) of the Company if the transactions were with the Company or (b) of TWI if the transactions were with TWI, but not with the Company.

>	Interlocking Directorships. Service by an employee of TWI as a director of an entity (other than the Company) where one of the Company’s directors or director’s family members serves as a non-employee director or an executive officer will generally be deemed not to create a material relationship, unless the employee (i) is an executive officer of the Company; (ii) reports directly to the Board or a committee of the Board; or (iii) has annual compensation approved by the Board’s Compensation Committee. In addition, service by an employee of TWI as a director of an entity where one of the Company’s directors or a member of the director’s family serves as a non-employee director shall generally be deemed not to create a material relationship.

>	Educational and Other Affiliations. Attendance by an employee of the Company at an educational institution affiliated with one of the Company’s directors or a member of the director’s family, or membership by an employee of the Company in a professional association, social, fraternal or religious organization, club or institution affiliated with a Company director or member of the director’s family, will generally be deemed not to create a material relationship.

>	Security Ownership. Ownership by an employee of the Company of the securities of an entity where one of the Company’s directors or a member of the director’s family serves as a director or an employee will generally be deemed not to create a material relationship, unless (i) the Company employee (a) is an executive officer of the Company or reports directly to the Board or a Committee of the Company or has annual compensation approved by the Company’s Compensation Committee and (b) beneficially owns more than 5% of any class of the other entity’s voting securities; and (ii) the Company director or a member of a director’s family is a director or executive officer of the other entity.

•	Independent Judgment. Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation—whether with the Company or another entity—that would interfere with the exercise of independent judgment.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.  The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board who possess the specific qualifications established by the Committee and satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•	Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the by-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the by-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting. It is expected that the Company will consult with Time Warner, its major stockholder, in connection with the Board’s recommending candidates for election by its stockholders at an annual meeting and in the event of a vacancy on the Board.

Stockholder Nominations Submitted to the Committee.  Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.  Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s by-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, the Board at least annually reviews the Company’s long-term strategy and also approves an annual budget and longer-term business plan for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors holds at least five meetings each year, including at least four quarterly meetings and generally one meeting devoted to addressing the Company’s strategy. In 2007, the Board of Directors met nine times. The meeting schedule is normally established in the summer of the previous year. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the Independent Directors (as defined below) meet together without any other directors or management present at least twice a year. Any director may request additional executive sessions.

These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Nominating and Governance Committee presides.

Board Leadership

The Company’s Corporate Governance Policy provides that the Nominating and Governance Committee may from time to time make recommendations to the Board regarding the leadership structure of the Board, including whether to combine or separate the positions of Chairman and Chief Executive Officer, or to establish the position of “lead” or “presiding” director.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may eliminate or create additional committees as it deems appropriate.

As a controlled company under NYSE rules, the Nominating and Governance Committee and the Compensation Committee are not required to be, and are not, composed entirely of independent directors. The Audit Committee is composed entirely of Independent Directors. The Chair of each committee is elected by the Board, generally upon the recommendation of the Nominating and Governance Committee, and is expected to be rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, as well as (v) the Company’s compliance program, internal controls, and risk management. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert under the rules of the SEC implementing section 407 of the Sarbanes-Oxley Act and meets the independence and experience requirements of the NYSE and the federal securities laws.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) Chief Executive Officer (“CEO”) performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, (viii) stockholder proposals and communications, and (ix) related person transactions.

Compensation Committee.  The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, certain of the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation, (iii) administering the Company’s equity-based compensation plans and (iv) reviewing the Company’s overall compensation structure and benefit plans. A sub-committee of the Compensation Committee is responsible for certain executive compensation matters, including (i) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, each of the other executive officers and each of the other employees whose annual total compensation has a value of $2 million or more (the “Senior Executives”), (ii) evaluating the performance of the CEO and the Senior Executives and (iii) setting the compensation level of the CEO and the Senior Executives.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each standing committee of the Board also conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives make presentations to the Board regarding their respective areas. Moreover, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors who are not active employees of the Company or TWI. At least every two years, the Nominating and Governance Committee will review the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and make a recommendation to the Board for its approval. (For details on the compensation currently provided to non-employee directors, please see “Compensation—Director Compensation.”)

It is also the Board’s policy that all directors who are not actively employed by the Company or TWI are required to own the Company’s stock (whether as a result of exercising stock options, receipt of shares from the Company or the purchase of shares). It is expected that, within three years of joining the Board, each director will own at least the number of shares of the Company’s stock, or stock-based equivalents, that have been awarded to him or her pursuant to the Company’s compensation plans for Independent Directors, less any shares sold by the director for the purpose of paying taxes related to such awards.

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at
www.timewarnercable.com/investors.

Standards of Business Conduct.  The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Principal Executive and Senior Financial Officers.  The Company’s Code of Ethics for Principal Executive and Senior Financial Officers applies to certain officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other senior executives performing senior financial officer functions. The code serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any material transaction or relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.  The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Other Procedural Matters—Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually by the holders of Class A and Class B common stock, voting separately. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Corporate Governance—Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The amended and restated certificate of incorporation requires that at least 50% of the Board be independent. The Board has determined that six of the ten current and incumbent directors (or 60% of the Board), have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Company’s more rigorous independence standards (such directors, the “Independent Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board.

Nominees for Election at the Annual Meeting

The Company’s amended and restated certificate of incorporation provides that its Board of Directors be divided into two classes, with all directors being elected annually. Class A directors are elected by holders of Class A common stock and Class B directors are elected by holders of Class B common stock. The Board has set the number of directors at ten. Under the Company’s amended and restated certificate of incorporation, Class A directors must represent between one-sixth and one-fifth of the Company’s directors (including vacancies and in any event no fewer than one) and Class B directors must represent at least four-fifths of the Company’s directors.

There are currently two Class A directors and eight Class B directors on the Company’s Board. Each of the current directors has been nominated for election at the Annual Meeting. Michael Lynne, who served as a non-independent Class B director from July 2006, resigned from the Board of Directors effective March 18, 2008. Effective April 8, 2008, the Class B directors appointed Jeffrey L. Bewkes to fill the vacancy created by Mr. Lynne’s resignation.

Set forth below are the principal occupation and certain other information, as of February 29, 2008, for the ten nominees, each of whom currently serves as a director.

Class A Directors

Name	Age	Principal Occupation During the Past Five Years

David C. Chang	66	Chancellor, Polytechnic University. Dr. Chang has served as Chancellor and Professor of Electrical and Computer Engineering of Polytechnic University in New York since July 2005, having served as its President from 1994. Prior to assuming that position, he was Dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang is also a director of AXT, Inc. and has served as a Class A director since March 2003 and served as an independent director of American Television and Communications Corporation (a predecessor of the Company) from 1986 to 1992.
James E. Copeland, Jr.	63	Former Chief Executive Officer of Deloitte & Touche USA LLP and Deloitte Touche Tohmatsu and Former Global Scholar, Robinson School of Business, Georgia State University. Mr. Copeland served as a Global Scholar at the Robinson School of Business at Georgia State University from 2003 through 2007. Prior to that, Mr. Copeland served as the Chief Executive Officer of Deloitte & Touche USA LLP, a public accounting firm, and Deloitte Touche Tohmatsu, its global parent, from 1999 to May 2003. Prior to that, Mr. Copeland served in various positions at Deloitte & Touche, and its predecessors from 1967. Mr. Copeland has served as a Class A director since July 2006 and is also a director of Coca-Cola Enterprises Inc., ConocoPhillips and Equifax, Inc.

Class B Directors

Jeffrey L. Bewkes	55	President and Chief Executive Officer, Time Warner. Mr. Bewkes has served as President and Chief Executive Officer of Time Warner since January 1, 2008, having served as President and Chief Operating Officer from January 1, 2006. Prior to January 1, 2006, Mr. Bewkes served as Chairman, Entertainment & Networks Group of Time Warner from July 2002 and of TWE (as defined below) from July 2002 until October 2004. Prior to that, Mr. Bewkes served as Chairman and Chief Executive Officer of the Home Box Office division of Time Warner from May 1995, having served as President and Chief Operating Officer from 1991. Mr. Bewkes has served as a Class B director since April 8, 2008 and is also a director of Time Warner. He previously served as a director of TWC from March 2003 to July 2006.

Name	Age	Principal Occupation During the Past Five Years

Carole Black	64	Former President and Chief Executive Officer, Lifetime Entertainment Services. Ms. Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and in various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a Class B director since July 2006.
Glenn A. Britt	58	President and Chief Executive Officer of the Company. Mr. Britt has served as the Company’s President and Chief Executive Officer since February 15, 2006. Prior to that, he served as the Company’s Chairman and Chief Executive Officer from March 2003. Prior to that, Mr. Britt was the Chairman and Chief Executive Officer of the Time Warner Cable division of Time Warner Entertainment Company, L.P. (“TWE”), now the Company’s subsidiary, from August 2001 and its President from January 1999 to August 2001. Prior to assuming that position, he held various senior positions with Time Warner Cable Ventures, a unit of TWE, certain of the Company’s predecessor entities, and Time Warner and its predecessor Time Inc. Mr. Britt has served as a Class B director since March 2003 and also serves as a director of Xerox Corporation and as a trustee of Polytechnic University and Teachers’ Insurance and Annuity Association.
Thomas H. Castro	53	Co-Founder and Vice Chairman, Border Media Partners LLC. Mr. Castro is the co-founder of Border Media Partners LLC, a radio broadcasting company that primarily targets Hispanic listeners, and has served as its Vice Chairman since July 2007, having served as its President and Chief Executive Officer from 2002. Prior to that, Mr. Castro, an entrepreneur, owned and operated other radio stations and founded a company that exported oil field equipment to Mexico. Mr. Castro has served as a Class B director since July 2006.

Name	Age	Principal Occupation During the Past Five Years

Peter R. Haje	73	Legal and Business Consultant and Private Investor. Mr. Haje has served as a legal and business consultant and private investor since he retired from service as an executive officer of Time Warner on January 1, 2000. Prior to that, he served as the Executive Vice President and General Counsel of Time Warner from October 1990, adding the title of Secretary in May 1993. He also served as the Executive Vice President and General Counsel of TWE from June 1992 until 1999. Prior to his service to Time Warner, Mr. Haje was a partner of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP for more than 20 years. Mr. Haje has served as a Class B director since July 2006 and is also a director of American Community Newspapers Inc.
Don Logan	63	Chairman of the Board of the Company and Former Chairman, Time Warner’s Media & Communications Group. Mr. Logan was appointed Chairman of the Company’s Board of Directors on February 15, 2006. He served as Chairman of Time Warner’s Media & Communications Group from July 2002 until December 31, 2005. Prior to assuming that position, he was Chairman and Chief Executive Officer of Time Inc., Time Warner’s publishing subsidiary, from 1994 to July 2002 and was its President and Chief Operating Officer from 1992 to 1994. Prior to that, Mr. Logan held various executive positions with Southern Progress Corporation, which was acquired by Time Inc. in 1985. Mr. Logan has served as a Class B director since March 2003.
N.J. Nicholas, Jr.	68	Investor. Mr. Nicholas is an investor. From 1964 until 1992, Mr. Nicholas held various positions at Time Inc. and Time Warner. He was named President of Time Inc. in 1986 and served as Co-Chief Executive Officer of Time Warner from 1990 to 1992. Mr. Nicholas has served as a Class B director since March 2003 and is also a director of Boston Scientific Corporation and Xerox Corporation.
Wayne H. Pace	61	Former Executive Vice President and Chief Financial Officer, Time Warner. Mr. Pace served as Executive Vice President and Chief Financial Officer of Time Warner from November 2001 through 2007, and served as Executive Vice President and Chief Financial Officer of TWE from November 2001 until October 2004. He was Vice Chairman and Chief Financial and Administrative Officer of Turner Broadcasting System, Inc., a cable programming subsidiary of Time Warner (“TBS”), from March 2001 to November 2001 and held various other executive positions at TBS, including Chief Financial Officer, from 1993 to 2001. Prior to that Mr. Pace was an audit partner with Price Waterhouse, now PricewaterhouseCoopers LLP, an international accounting firm. Mr. Pace has served as a Class B director since March 2003.

The Board has identified Ms. Black and Messrs. Castro, Chang, Copeland, Haje and Nicholas as Independent Directors as independence is defined in the NYSE Listed Company Manual and as defined by Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each of these directors meets the categorical standards for independence established by the Board, as set forth in the Company’s Corporate Governance Policy and discussed elsewhere in this Proxy Statement. The Board has determined that the employment of Mr. Nicholas’ stepson by Time Inc., a subsidiary of Time Warner, does not affect Mr. Nicholas’ independence.

Attendance

During 2007, the Board of Directors met nine times.  No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged to attend the Company’s annual meetings of stockholders. Eight of the Company’s ten directors nominated for election at the 2007 annual meeting of the Company’s stockholders attended the meeting.

Committee Membership

Pursuant to the Company’s by-laws, the Board has established three principal standing committees of the Board. The Board may eliminate or create additional committees as it deems appropriate. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Compensation Committee.  The members of the Compensation Committee are Peter Haje, who serves as the Chair, Carole Black, Thomas Castro and Don Logan. The members of the Compensation Committee who are Independent Directors are Ms. Black and Messrs. Castro and Haje. The Compensation Committee has a sub-committee consisting of two Independent Directors, Ms. Black and Mr. Castro, to which it may delegate executive compensation matters. The authority and responsibility of the Compensation Committee, which met six times during 2007, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Nominating and Governance Committee.  The members of the Nominating and Governance Committee are N.J. Nicholas, Jr. who serves as the Chair, David Chang, Peter Haje, Don Logan and Wayne Pace. The members of the Nominating and Governance Committee who are Independent Directors are Messrs. Chang, Haje and Nicholas. The authority and responsibility of the Nominating and Governance Committee, which met four times during 2007, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Audit Committee.  The members of the Audit Committee are James Copeland, Jr., who serves as the Chair, David Chang and N.J. Nicholas, Jr. Among other things, the Audit Committee complies with all NYSE and legal requirements and consists entirely of Independent Directors. The authority and responsibility of the Audit Committee, which met eight times during 2007, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Special Committee.  During 2007, a Special Committee of the independent members of the Board of Directors (the “Special Committee”) consisting of Ms. Black and Messrs. Castro, Chang, Copeland and Nicholas was formed to explore a proposal by Time Warner that the Company redeem an interest held by Time Warner in one of the Company’s subsidiaries. The Special Committee met several times formally and informally during September, October and November 2007. A new Special Committee of independent directors consisting of Ms. Black and Messrs. Castro, Chang, Copeland, Haje and Nicholas was formed in February 2008 to consider certain other transactions with Time Warner.

SECURITY OWNERSHIP

Security Ownership by the Board of Directors and Executive Officers

The following table sets forth information as of the close of business on December 31, 2007 as to the number of shares of TWC Class A common stock and common stock, par value $.01 per share (“Time Warner Common Stock”), of Time Warner, TWC’s parent company, beneficially owned by:

•	each executive officer named in the Summary Compensation Table included elsewhere in this Proxy Statement (a “named executive officer”);

•	each director; and

•	all current executive officers and directors, as a group.

	TWC Class A
	Common Stock			Time Warner Common Stock
	Beneficially Owned(1)			Beneficially Owned(1)
	Number	Percent		Number	Right to Acquire	Percent
Name	of Shares	of Class		of Shares	Shares(2)	of Class

Jeffrey L. Bewkes(5)	—		*	556,513	5,368,750		*
Carole Black	—		*	—	—		*
Glenn A. Britt(3)(5)	5,000		*	154,830	2,011,229		*
Thomas H. Castro	—		*	—	—		*
David C. Chang	—		*	2,735	—		*
James E. Copeland, Jr.	15,000		*	—	—		*
Peter R. Haje(4)(5)	14,600		*	35,370	—		*
Landel C. Hobbs	—		*	2,000	620,000		*
Don Logan(5)	20,000		*	161,153	4,843,750		*
Robert D. Marcus	—		*	—	728,952		*
John K. Martin, Jr.(5)	—		*	2,456	233,516		*
N.J. Nicholas, Jr.	7,000		*	—	—		*
Wayne H. Pace(5)	—		*	142,831	1,840,588		*
Carl U.J. Rossetti	—		*	2,136	620,444		*
All current directors and executive officers as a group (17 persons)(3)-(5)	61,600		*	1,068,747	16,761,343		*

*	Represents beneficial ownership of less than one percent of the issued and outstanding TWC Class A common stock or Time Warner Common Stock on December 31, 2007, as applicable.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of TWC Class A common stock or Time Warner Common Stock or other TWC or Time Warner equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of December 31, 2007, the only equity securities of TWC or Time Warner beneficially owned by the named persons or group were shares of TWC Class A common stock, Time Warner Common Stock (including restricted stock), and options to purchase shares of such common stock and restricted stock units reflecting the contingent right to receive such shares. The beneficial ownership of Class A common stock for each of Ms. Black and Messrs. Castro, Chang, Copeland, Haje, Logan and Nicholas does not include in each case 2,565 shares of Class A common stock issuable six months after termination of service as a member of the Company’s Board of Directors pursuant to the terms of the restricted stock units issued to them as compensation. See “Compensation—Director Compensation.”

(2)	Reflects shares of Time Warner Common Stock subject to (a) options to purchase common stock and (b) restricted stock units issued by Time Warner which, on December 31, 2007, were unexercised or unvested but were exercisable or expected to vest, respectively, on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Includes 348 shares of Time Warner Common Stock owned by Mr. Britt’s spouse as to which Mr. Britt disclaims beneficial ownership.

(4)	Includes 2,000 shares of TWC Class A common stock owned by the Peter and Helen Haje Foundation, as to which Mr. Haje has sole voting and dispositive power.

(5)	Includes (a) an aggregate of approximately 236,695 shares of Time Warner Common Stock held by a trust under the Time Warner Savings Plan and the TWC Savings Plan for the benefit of the Company’s current executive officers and directors and members of their family, including 94,368 shares for Mr. Bewkes, 33,880 shares for Mr. Britt, 10,370 shares for Mr. Haje, 86,153 shares for Mr. Logan, and 745 shares for Mr. Pace and (b) an aggregate of approximately 4,779 shares of Time Warner Common Stock beneficially owned by members of such persons’ immediate family. Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee. Accordingly, the shares of Time Warner Common Stock beneficially owned by Mr. Martin, including 2,187 shares held by such trust, are not included in the total number of shares of Time Warner Common Stock held by all current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of December 31, 2007 as to the number of shares of the Company’s Common Stock beneficially owned by each person known to TWC to be the beneficial owner of more than 5% of the Company’s Common Stock.

Time Warner Cable Inc.
	Class A Common Stock		Class B Common Stock
	Number of	Percent of Class	Number	Percent of Class	Total Voting
Name of Beneficial Owner(1)	Shares Owned	Owned	Shares Owned	Owned	Power(2)

Time Warner(3)(4)	746,000,000	82.7%	75,000,000	100%	90.6%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power.

(2)	Reflects the total voting power of such person or entity when both Class A and Class B common stock vote together as a single class.

(3)	This information is based on a Schedule 13G filed with the SEC on February 11, 2008 by Time Warner and Warner Communications Inc. (“WCI”), an indirect and wholly owned subsidiary of Time Warner. The shares are registered in the name of WCI. By virtue of Time Warner’s control of WCI, Time Warner is deemed to beneficially own the shares of Class A and Class B common stock held by WCI and they may be deemed to share voting and dispositive power over such shares. The address of each of Time Warner and WCI is One Time Warner Center, New York, NY 10019.

(4)	Amounts shown as owned by Time Warner may be deemed to be beneficially owned by Messrs. Bewkes and Pace, who were executive officers of Time Warner on December 31, 2007 and are also members of the Company’s Board of Directors. Messrs. Bewkes and Pace have disclaimed such beneficial ownership.

AUDIT-RELATED MATTERS

Report of the Audit Committee

In accordance with its charter, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent auditor, as well as the evaluation of the independent auditor’s qualifications, performance and independence; (ii) oversight of the Company’s internal audit function, (iii) the review of the Company’s financial statements and the results of each external audit; (iv) the review of other matters with respect to the Company’s accounting, auditing and financial reporting practices and procedures as the committee may find appropriate or may be brought to its attention; and (v) the oversight of the Company’s compliance program. To assist it in fulfilling its oversight and other duties, the Committee regularly meets separately with the internal auditor, the independent auditor and management.

Independent Auditor and Internal Audit Matters.  The Committee has discussed with the Company’s independent auditor its plan for the audit of the Company’s annual consolidated financial statements and the independent auditor’s evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2007, the Committee met regularly with the independent auditor, with and without management present, to discuss the results of its audits and reviews, as well as its evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for 2008, and the Board concurred in its appointment.

The Committee has reviewed and approved the annual internal audit plan and has met regularly with the representatives of internal audit, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Financial Statements as of December 31, 2007.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Committee has met and held discussions with management and the independent auditor with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s year-end financial statements, the Committee has reviewed and discussed with management and the independent auditor the consolidated financial statements and the independent auditor’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Committee also received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with E&Y its independence. The Committee further considered whether the provision by the independent auditor of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair the independent auditor’s independence.

In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditor, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Members of the Audit Committee

James E. Copeland, Jr. (Chair)
David C. Chang
N.J. Nicholas, Jr.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditor

The Audit Committee has established a policy (the “Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditor, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditor and the Company; (ii) would place the independent auditor in the position of auditing its own work; (iii) would result in the independent auditor acting in the role of management or as an employee of the Company; or (iv) would place the independent auditor in a position of acting as an advocate for the Company. Additionally, the Audit Committee considers whether the independent auditor is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditor’s familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditor would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chair must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit Committee monitors compliance by management with the Policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditor. Management has also implemented internal procedures to ensure compliance with the Policy.

Services Provided by the Independent Auditor

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee (or its Chair) of all services provided by E&Y. These pre-approval procedures are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Auditor.”

The aggregate fees billed by E&Y to the Company for the years ended December 31, 2007 and 2006 are as follows:

Fees of the Independent Auditor

	2007	2006

Audit Fees(1)	$4,598,485	$4,641,400
Audit-Related Fees(2)	572,350	989,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees for Services Provided	$5,170,835	$5,630,400

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews) and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audit of the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board (“FASB”) or other regulatory or standard-setting bodies; (d) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters; and (e) for 2006, audit procedures related to the restatement of the 2005 financial statements.

(2)	Audit-Related Fees were principally for services related to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory/franchise reporting requirements; (b) audits of employee benefit plans; and (c) due diligence services pertaining to acquisitions and dispositions.

None of the services related to Audit-Related Fees presented above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Oversight and Authority for Executive Compensation

Under its charter, the Compensation Committee of the Board of Directors (the “Compensation Committee”) has authority and oversight over all elements of the Company’s executive compensation program, including:

•	salary;

•	annual cash bonus;

•	long-term compensation, including equity-based awards;

•	employment agreements for the named executive officers, including any change of control or severance provisions or personal benefit set forth in those agreements; and

•	any change of control or severance arrangements for the named executive officers that are not part of their employment agreements.

The Compensation Committee’s charter states that in determining compensation for each named executive officer, the Compensation Committee shall consider, among other factors, the Company’s overall performance, stockholder return, the achievement of specific performance objectives established by the Committee on an annual basis, compensation previously provided to the executive, and the competitiveness of the named executive officer’s compensation as compared with the compensation of executives in similar positions at peer companies.

Role of Compensation Consultants and Management

Members of management, including Glenn Britt, President and Chief Executive Officer, Robert Marcus, Senior Executive Vice President and Chief Financial Officer, and Tomas Mathews, Executive Vice President, Human Resources (collectively, “Management”), provide recommendations for the Compensation Committee’s consideration, and provide ongoing assistance to the Compensation Committee with respect to its review of the effectiveness of the Company’s executive compensation programs, including competitiveness and alignment with the Company’s objectives. TWC also from time to time engages consulting firms to assist Management in evaluating the Company’s compensation policies and practices.

In early 2007, the Compensation Committee retained Executive Compensation Advisors, a Korn/Ferry company (“ECA”), as its independent compensation consultant. ECA is paid an annual retainer by the Company and reports directly to the Compensation Committee. The firm provides assistance and advice to the Compensation Committee in carrying out its responsibilities with respect to executive compensation policies and programs. The Compensation Committee consults with ECA with respect to all significant decisions and determinations it makes regarding compensation and related matters. In connection with ECA’s role as advisor to the Compensation Committee, Management may from time to time seek input from ECA about compensation proposals it is considering for presentation to the Compensation Committee.

2007 Compensation Philosophy

In 2006, TWC engaged Mercer Consulting to provide a comprehensive review of the Company’s existing executive compensation practices and programs, including total compensation structure and levels for each named executive officer, annual cash incentives (including performance metrics and relative performance payout levels), and long-term incentives (including the vehicles utilized and the mix of those vehicles). In light of this review, the Compensation Committee evaluated all elements of the Company’s executive compensation practices and programs and established its 2007 compensation philosophy as described in this Compensation Discussion and Analysis.

The Company utilizes a competitive mix of base salary and short-term and long-term incentive compensation to attract, retain, motivate and reward its executives for achievement of Company and personal performance goals. The Company’s compensation philosophy is guided by the following key principles:

•	Pay for performance—Total compensation delivered to executives should reflect an appropriate level of variable, performance-based compensation tied to the achievement of both Company financial performance goals and established individual performance goals.

•	Short-term and long-term elements—Total compensation should be delivered in a form that focuses the executive on both the short-term and long-term objectives of the Company.

•	Alignment with stockholder interests—Total compensation delivered to executives should be tied to a significant degree to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders.

•	Competitive pay—Total compensation delivered to executives should reflect the competitive marketplace for talent inside and outside the Company’s industry, which must be considered in light of the risk of losing (and the difficulty of replacing) the relevant executive.

Application of Compensation Philosophy

The Compensation Committee reviews each named executive officer’s compensation annually, when the executive’s employment agreement is up for renewal and when the executive is promoted or his responsibilities change. Management conducts an initial review and makes recommendations to the Compensation Committee. A starting point for the review is the compensation previously provided to the executive. Generally, this is embodied in an employment agreement between the Company and the relevant executive that provides for a minimum annual salary and a target annual bonus stated as a percentage of annual salary. In connection with the review, each named executive officer’s performance, the importance of the executive officer’s position within the Company, the risk of losing (and the difficulty of replacing) the executive officer, the importance of retaining the executive officer in his role and his tenure in the role is considered. In addition, the 2007 compensation recommendations for the named executive officers were compared with the compensation for executive officers with similar roles and responsibilities at companies within the 2007 Peer Group, as discussed below.

Employment Agreements

Each of Mr. Britt and the other named executive officers is employed pursuant to a multi-year employment agreement. The Company has long used such agreements to foster retention, to be competitive and to protect the business through the use of restrictive covenants, such as non-competition, non-solicitation and confidentiality provisions. The employment agreements with each of Messrs. Britt, Hobbs, Martin, Marcus and Rossetti in place in 2007 were negotiated individually with the relevant executive and were entered into prior to 2007. The employment agreement for each named executive officer is described in detail in this Proxy Statement under “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Competitive Comparisons

As part of its 2007 review, the Compensation Committee considered the named executive officers’ compensation levels in light of the compensation levels of executives in positions of comparable scope and responsibility at other companies based upon (a) data published by 20 cable, communications and media companies (identified below) in proxy statements or other publicly available sources and (b) market survey data available through a number of nationally recognized compensation consulting firms based on information relating to several hundred companies roughly comparable in size to the Company (median annual revenues of $14 billion) in cable, communications, media and other industries. Where available, the Company supplemented its compensation review with compensation data for comparable positions within Time Warner, its parent company, as well as comparisons within its own executive group. These three comparative sources are referred to collectively as the “2007 Peer Group.”

As noted above, for 2007, the Company identified a group of 20 cable, communications and media companies with publicly available compensation information that are similar in size and focus to the Company and reflect the Company’s competitors for talent in the coming years. The companies in this group are: ALLTEL Corporation, AT&T Inc., Bell Canada Enterprises, BellSouth, Inc., Cablevision Systems Corporation, CBS Corporation, Charter Communications Inc., Clear Channel Communications, Inc., Comcast Corporation, DirecTV Group, Inc., Echostar Communications Corporation, Liberty Global Inc., News Corporation, QWEST Communications International, Inc., Rogers Communications Inc., Sprint Nextel Corporation, TELUS Corporation, The Walt Disney Company, Verizon Communications, Inc. and Viacom Inc.

Management’s recommended target compensation for each named executive officer during 2007 consisted of base salary and short-term and long-term incentives, which generally were intended to deliver total target compensation in an approximate range between the median and the 75th percentile of the 2007 Peer Group for such executive. The Company believes that targeting executive compensation at or above the median helps attract and retain highly qualified senior leaders, which the Company believes is necessary to its success in a competitive environment. The 2007 target compensation approved by the Compensation Committee for each named executive officer was generally consistent with this target range. Actual total cash compensation paid was dependent on the achievement of certain financial performance goals and an evaluation of the executive’s individual performance, as discussed in detail below, while the ultimate value of long-term equity awards will depend on future stock performance.

Compensation Elements

The Company’s 2007 compensation program incorporated the following elements, which together were intended to “pay for performance” and encourage executives to focus on both the Company’s short-term and long-term objectives:

•	Annual Base Salary;

•	Short-Term Cash Incentive—a variable, performance-based annual incentive payment based on the achievement of the Company’s short-term financial goals and individual performance goals;

•	Long-Term Incentives—a blend of stock options and restricted stock units based on TWC Class A common stock intended to retain executives and align their interests with those of stockholders; and

•	Other Benefits—health and welfare benefits available generally to all employees and special personal benefits that are considered on a case-by-case basis.

The Company’s short-term cash and long-term incentive programs support its “pay for performance” compensation philosophy. Generally, those executives with a high level of strategic impact on the Company’s success receive a greater proportion of variable compensation. For example, approximately 90% of Mr. Britt’s 2007 target compensation was variable, performance-based and/or equity-based with approximately 10% targeted as base salary. The other named executive officers’ target compensation was approximately 70-80% variable, performance-based and/or equity-based. The Company believes that placing heavier emphasis on “at risk” variable, performance-based and/or equity-based compensation focuses the named executive officers on achieving the Company’s strategic and performance objectives, since the executive officers will benefit from a resulting improvement in the Company’s stock price. In connection with the 2007 compensation review, Management determined that this mix of base salary and variable, performance-based and/or equity-based compensation was broadly consistent with the practices of companies within the 2007 Peer Group.

Another component of the Company’s compensation philosophy is that total compensation should be delivered in a form that focuses the executive on both the short-term and long-term strategic objectives of the Company. For 2007, the Company targeted slightly more compensation to the named executive officers through long-term (as compared with short-term) incentives. The Company believes that this mix focuses the named executive officers at least as much on achieving long-term strategic objectives as achieving shorter-term business objectives, as well as assisting in the retention of such executives. In connection with the 2007 compensation review, Management determined that this mix of short-term and long-term incentives was broadly consistent with the practices of companies within the 2007 Peer Group.

2007 Base Salary and Target Annual Bonus.  The basis for the determination of each named executive officer’s 2007 base salary and target annual bonus is described below.

Mr. Britt.  Under Mr. Britt’s employment agreement, he is entitled to a minimum annual salary of $1 million, which has been his base salary since 2001. As noted above, the Company believes that compensation for its more senior executives should be weighted toward variable, performance-based and/or equity-based compensation that focuses the executive on achieving the Company’s strategic and business objectives. As a result, Management did not recommend any increase in Mr. Britt’s base salary for 2007, and the Compensation Committee agreed with this recommendation. Mr. Britt’s target annual bonus had been reviewed in August 2006 in connection with the renewal of his employment agreement and was adjusted at that time (to 500% of his base salary ($5 million)) to reflect his increased responsibilities in light of the cable systems acquired in the Adelphia/Comcast Transactions, the Company’s anticipated emergence as a public company, as well as his performance, the importance of his position as President and Chief Executive Officer within the Company, and the importance of retaining him in that role during what could be expected to be a challenging period for the Company. Because this review occurred shortly before the 2007 compensation review, Management did not recommend any increase in Mr. Britt’s target annual bonus for 2007 and the Compensation Committee, after deliberation and discussion with Management, agreed with this recommendation.

Mr. Hobbs.  In connection with Mr. Hobbs’ promotion to Chief Operating Officer in August 2005, the Company agreed to undertake a further review of his compensation during 2006. As a result of this review, his base salary and target annual bonus were adjusted effective August 2006 to provide for a base salary of $850,000 per year and target annual bonus of two times base salary ($1.7 million). These adjustments were intended to reflect his increased responsibilities in light of the cable systems acquired in the Adelphia/Comcast Transactions and the Company’s anticipated emergence as a public company, as well as his performance, the importance of his position as Chief Operating Officer within the Company, and the importance of retaining him in that role during what could be expected to be a challenging period. Because this review occurred shortly before the 2007 compensation review, Management did not recommend any increase in Mr. Hobbs’ base salary or target annual bonus for 2007 and the Compensation Committee, after deliberation and discussion with Management, agreed with this recommendation.

Messrs. Marcus and Martin.  The Compensation Committee reviewed each of Mr. Marcus’ and Mr. Martin’s base salary and target annual bonus. Based upon the increase in the scope of each of these executives’ responsibilities in light of the cable systems acquired in the Adelphia/Comcast Transactions as well as each of their performances, the importance of each of their positions (as Senior Executive Vice President in the case of Mr. Marcus and as Chief Financial Officer in the case of Mr. Martin), and the importance of retaining each executive in that role during what could be expected to be a challenging period, Management (excluding Mr. Marcus in the case of his own compensation) recommended that each of their base salary be increased from $650,000 to $700,000 per year and that each of their target annual bonus be increased from 125% to 150% of base salary ($1.05 million). The Compensation Committee, after deliberation and discussion with Management, agreed with these recommendations.

Mr. Rossetti.  The Compensation Committee also reviewed Mr. Rossetti’s base salary and target annual bonus. Based upon an increased focus on new business opportunities (such as wireless and commercial services), for which Mr. Rossetti is responsible, his performance and the importance of retaining him in his role while the Company explored new business opportunities, Management recommended that his base salary be increased from $456,894 to $480,000 per year and that his target annual bonus be increased from 75% to 100% of his base salary ($480,000). The Compensation Committee, after deliberation and discussion with Management, agreed with these recommendations.

In connection with the 2007 compensation review, Management determined that each of the named executive officers’ new base salary and target annual bonus were broadly consistent with base salaries and target annual bonuses of similarly situated executives within the 2007 Peer Group.

2007 Short-Term Incentives.

2007 Annual Bonus Plan.  The Time Warner Cable Inc. 2007 Annual Bonus Plan (the “Bonus Plan”) for the named executive officers was approved by the Company’s stockholders in May 2007. Pursuant to the Bonus Plan, a subcommittee of the Compensation Committee whose members were “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Subcommittee”), established objective performance criteria that determined the maximum bonus pool from which the bonuses could be paid and a maximum allocation for each named executive officer. The pool was approximately $37 million, equal to 5% of the amount by which the Company’s Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets (“OIBDA”) for the year ended December 31, 2007 exceeded $5 billion. This pool was allocated to allow maximum awards of $16,695,000 (45%) for Mr. Britt, $5,565,000 (15%) for Mr. Hobbs, $3,710,000 (10%) for Mr. Marcus, $3,710,000 (10%) for Mr. Martin, and $1,855,000 (5%) for Mr. Rossetti. The remaining portion of the pool was allocated among the remaining executive officers.

In awarding 2007 bonuses to each named executive officer, the Subcommittee exercised discretion to reduce the maximum amount allocated to each named executive officer based on the criteria established under the 2007 Time Warner Cable Incentive Plan (“TWCIP”) (discussed below). The 2007 bonus payments to the named executive officers, as well as the other executive officers, which were determined in the manner discussed below, were below the permitted maximums under the Bonus Plan.

2007 Time Warner Cable Incentive Plan.  The TWCIP is a short-term annual cash incentive plan designed to motivate the Company’s approximately 3,900 TWCIP-eligible employees to help meet and exceed annual growth goals by giving them an opportunity to share in the Company’s financial success. The TWCIP also rewards executives for achieving specified individual and non-financial short-term goals. Each TWCIP participant is eligible to receive a target annual bonus calculated as a percentage of base salary. The percentage is generally determined based on the participant’s level of responsibility within the Company. With increasing levels of responsibility, a higher percentage of the executive’s total cash compensation comes from the performance-based annual cash bonus.

In early 2007, Management recommended that the Compensation Committee establish Company-wide financial and individual non-financial goals that would be used to determine payments under the 2007 TWCIP and to guide its determinations under the Bonus Plan. Management proposed that the TWCIP performance goals for the named executive officers be weighted 70% on Company-wide financial goals and 30% on individual non-financial goals. These weightings are the same as those used in the Company’s short-term annual cash incentive plans over the past several years. In light of discussions with Management and ECA, the Compensation Committee approved the TWCIP structure recommended by Management. In connection with its review, Management determined that the 2007 TWCIP structure was broadly consistent with the annual bonus programs of the 2007 Peer Group.

Financial Goals.  As adopted by the Compensation Committee, the financial performance goals were further weighted 70% based on 2007 OIBDA and 30% based on a 2007 cash flow measure (defined as OIBDA less capital expenditures plus or minus changes in working capital (“Cable Operations Cash Flow”)). Management and the Compensation Committee believe that OIBDA and Cable Operations Cash Flow are important indicators of the operational strength and performance of the business, including, in the case of OIBDA, the ability to provide cash flows to service debt and fund capital expenditures.

The Compensation Committee established a performance payout range of between 50% and 150% of the named executive officer’s target annual bonus determined based upon the Company’s 2007 OIBDA and 2007 Cable Operations Cash Flow performance: OIBDA of $5.285 billion and Cable Operations Cash Flow of $1.685 billion would yield a 50% payout; OIBDA of $5.745 billion and Cable Operations Cash Flow of $2.145 billion would yield a 100% payout; and OIBDA of $6.050 billion and Cable Operations

Cash Flow of $2.400 billion would yield a 150% payout. If the 50% threshold was not met with respect to a TWCIP component, no payment would be made for that component. In connection with the 2007 TWCIP, Management recommended a 150% payout cap to motivate participants to exceed target (i.e., 100%) performance levels. A 50% threshold was recommended so poorer performance would not be rewarded.

While these goals and percentages were used by the Compensation Committee in determining the bonuses to be paid to the named executive officers (as discussed below) under the TWCIP, the Compensation Committee in the exercise of its discretion could have authorized the payment of bonuses greater or smaller than those that resulted from these calculations (but not greater than the maximum payments permitted under the Bonus Plan).

Individual Non-Financial Goals.  Individual non-financial goals were established by the Compensation Committee for Mr. Britt and by Mr. Britt for the other named executive officers. The individual non-financial goals for each of the other named executive officers were intended to support the Company’s strategic objectives as reflected in Mr. Britt’s goals, but were tailored to the executive’s particular role and areas of responsibility. Like the financial performance assessment, individual non-financial performance under the 2007 TWCIP was assessed against target using a range of between 50% and 150%. There was no weighting assigned to the individual non-financial goals relative to one another.

In connection with his recommendation to the Compensation Committee in respect of his individual non-financial performance, Mr. Britt completed a self-assessment of his performance and asked the Company’s other executive officers to assess his performance. Management shared these assessments with the Compensation Committee. Based in part on these assessments of his achievements relative to his goals, the Compensation Committee reached the following favorable assessment of Mr. Britt’s and the Company’s significant accomplishments in 2007, including:

•	Adelphia/Comcast Integration—All major operational and technical components of the integration of the cable systems acquired from Adelphia and Comcast were completed with challenges managed appropriately;

•	Deployment of New Products and Technology—All planned product and technology launches, such as new Digital Phone offerings, Start-Over launches and deployment of switched digital video technology in many of the Company’s systems, were successfully implemented within budget;

•	Deployment of Commercial Voice Services—Business Class phone service was deployed in a majority of the Company’s systems, with the remaining locations expected to be deployed in the first quarter of 2008;

•	Bundling—The penetration of double-play and triple-play bundles among subscribers increased over 2006 penetration levels;

•	Public Company Matters—In connection with the listing of the Company’s Class A common stock on the NYSE and its attendant public reporting obligations, successfully developed programs to establish credibility with investors and ensure compliance with relevant laws and regulations;

•	Diversity—Implemented a program covering hiring, programming, marketing and partnering;

•	Succession Planning—Strengthened the management team through succession planning, recruitment and retention of key executives and adoption of individual development plans for high potential talent; and

•	Customer Care—Improved customer satisfaction reflected in improved customer service satisfaction scores, including within the systems acquired from Adelphia and Comcast, with additional improvements anticipated as a result of the establishment of outsourced and offshore call centers during late 2007.

In connection with the Compensation Committee’s annual bonus award determination, Mr. Britt reviewed with the Compensation Committee each named executive officer’s performance with respect to his individual non-financial goals and recommended a performance assessment score for each based on his views of how well or poorly each had performed against each of those goals.

2007 Awards.  In early 2008, the Compensation Committee reviewed the Company’s performance against the financial targets discussed above and, based on Management’s recommendations, assessed each named executive officer’s performance against his individual non-financial performance goals, taking into account each of their roles and responsibilities in supporting the Company’s strategic objectives, including the successful integration of the systems acquired from Adelphia and Comcast, the Company’s emergence as a public company, the introduction of new products and services and the level of achievement against their other individual non-financial goals, discussed above. Based on the Company’s 2007 OIBDA and Cable Operations Cash Flow performance against 2007 financial goals and the evaluation of each executive officer’s individual non-financial performance, the Subcommittee exercised its discretion under the Bonus Plan to award each named executive officer a 2007 bonus payout ranging from 115% to 119% of his target bonus (less than the maximums permitted under that Plan). Although the Compensation Committee, in its discretion, can establish a performance score higher or lower than that which results from the Company’s performance against its financial goals, the Compensation Committee did not do so in connection with the 2007 TWCIP.

Long-Term Incentives.  The Company’s 2007 long-term incentive compensation (“LTI”) program is designed to retain and motivate employees to meet and exceed the Company’s long-term growth goals and acts as a balance to the short-term incentive plan. Through the LTI program, the Company seeks to achieve the following goals:

•	Incentive to achieve long-term value creation;

•	Key employee retention; and

•	Alignment with stockholders through stock ownership.

Prior to 2007, the Company’s senior executives received equity grants from Time Warner based on Time Warner Common Stock as part of their long-term incentives. In anticipation of the Company’s stock being publicly traded, Management recommended that the Compensation Committee adopt a stock incentive program that would deliver long-term incentive compensation in the form of equity based on the Company’s Class A common stock. Based on discussions with Management and ECA, the Compensation Committee adopted an equity-based long-term incentive program, and LTI target awards were established for each named executive officer based on the importance of his position within the organization, the risk of losing (and the difficulty of replacing) the executive officer, the importance of retaining the executive in his role and his tenure in the role. Each named executive officer’s target LTI award value was established as a percentage of base salary and was delivered through a mix of stock options and restricted stock units. In connection with the establishment of the 2007 LTI program, Management determined that the program, each named executive officer’s target LTI award and the mix of stock options and restricted stock units delivered to each named executive officer was broadly consistent with the long-term incentive practices of companies within the 2007 Peer Group.

2007 Equity Awards.  The Company believes that awarding stock options and restricted stock units provides retention value and an opportunity to align the interests of executives with the interests of stockholders. TWC stock options and restricted stock units granted in 2007 to the named executive officers were based on the executives’ long-term incentive targets, which were reviewed and approved by the Compensation Committee.

For 2007, the Compensation Committee approved equity grants reflecting a mix of stock options and time-based restricted stock units of approximately one-third and two-thirds, respectively. Stock options are designed to reward executives for increases in the Company’s stock price as well as to align executives’ interests with stockholders. Restricted stock units are designed to enhance executive retention even when the stock value is fluctuating and align executives’ interests with stockholders by rewarding stock price growth. At the time of the 2007 grants, the Company’s Class A common stock had only been trading on the NYSE for about a month. In light of anticipated volatility of the market price of the Class A common stock (which was exacerbated by relatively light trading volumes), Management and the Compensation Committee determined that providing a significant percentage of LTI through time-based restricted stock units was important to executive retention, payment for performance and alignment with stockholders.

In February 2007, the Compensation Committee authorized 2007 equity awards to the named executive officers based on the recommendations of Management. The awards were made on April 2, 2007. Mr. Britt and the other named executive officers, along with all other employees eligible for equity-based compensation awards, were awarded both stock options and restricted stock units. The stock options were granted with an exercise price equal to the closing price of Class A common stock on the grant date. The stock options vest in four equal installments on each of the first four anniversaries of the date of grant, and the restricted stock units awarded at the same time vest in two equal installments on the third and fourth anniversaries of the date of grant. The Company believes that the multi-year vesting schedule encourages executive retention and emphasizes a longer-term perspective.

2005-2007 Cash Long-Term Incentive Plan (“2005 Cash LTIP”).  In 2005, the Company granted performance-based long-term cash awards under the 2005 Cash LTIP. The Company established the 2005 Cash LTIP to complement awards of Time Warner stock options and restricted stock units. The cash component was intended to increase the tie between long-term compensation and the Company’s (as opposed to Time Warner’s) performance. The 2005 Cash LTIP provided a target cash award based on a three-year performance cycle. The 2005 Cash LTIP target awards were established for each eligible executive based on a competitive award level as compared against executives in comparable positions at that time, the importance of the executive’s position within the organization, the importance of retaining the executive in his role and the executive’s tenure in the role.

In February 2005, the TWC Board of Directors established and approved the performance payout range for the 2005 Cash LTIP. In December 2006, pursuant to the terms of the 2005 Cash LTIP, the Compensation Committee approved certain adjustments to the performance payout ranges to account for the Adelphia/Comcast Transactions, which closed on July 31, 2006, and the distribution of assets by the Texas Kansas City Cable Partners. The resulting payout range of 50% to 200% of target was based on the Company’s cumulative OIBDA over the 2005-2007 performance period (“three-year OIBDA”). If the Company failed to achieve three-year OIBDA of $13.967 billion (the 50% target payout threshold), no payments would have been made under the 2005 Cash LTIP. If the Company achieved three-year OIBDA of $14.500 billion, the 2005 Cash LTIP would pay out at target, and if the Company achieved or exceeded three-year OIBDA of $15.193 billion, the plan would pay out at 200% of target.

In early 2008, the Compensation Committee reviewed the Company’s performance against the three-year OIBDA target to determine awards under the 2005 Cash LTIP. Consistent with the terms of the 2005 Cash LTIP, certain adjustments that were made in analyzing the Company’s performance under its 2005 and 2006 annual bonus programs were also made in analyzing the Company’s performance under the 2005 Cash LTIP.

The Company’s cumulative 2005-2007 OIBDA performance against the financial goal yielded a performance level of 141.7% of target payout. As a result, Messrs. Britt, Hobbs and Rossetti were each awarded 141.7% of their target award, which is included in the Summary Compensation Table below. Messrs. Martin and Marcus were not Company employees at the time of the 2005 Cash LTIP grant and did not receive an award under the plan. Because the 2005 Cash LTIP was delivered as target compensation in 2005 and provided a long-term incentive, the payout under the plan was not taken into account in determining other aspects of 2007 compensation for the named executive officers.

Total Compensation Review

The Company believes that the total target compensation for 2007, including base salary and short-term and long-term incentives, appropriately reflects individual and Company performance, stockholder alignment, the importance of each individual’s position within the Company, the importance of retaining the executive in his role, his tenure in the role and competitive market levels. In consideration of these factors and pursuant to the compensation philosophy and practices discussed above, the Company targeted total direct compensation to executives to be between the 50th and 75th percentiles of the 2007 Peer Group.

Looking Forward

The Company’s Management and the Compensation Committee have evaluated the structure of the short-term and long-term incentive programs. The Company believes that the philosophy and compensation elements in place for 2007 are still generally appropriate for 2008.

Perquisites

As described below, the Company provides personal benefits, such as reimbursement for financial services, from time to time to the named executive officers under their employment agreements when such personal benefits are determined to be a useful part of a competitive compensation package. Mr. Britt was also provided with a car allowance in 2007. Additionally, the Company owns aircraft jointly with Time Warner and other Time Warner companies. Under the Company’s policy, including its review of appropriate security measures, Mr. Britt is authorized to use the corporate aircraft for domestic business travel and for personal use when circumstances warrant or when there is available space on a flight scheduled for a business purpose or in the event of a medical or family emergency. Other executives require various approvals for use of the corporate aircraft.

Deferred Compensation

Before 2003, the Company maintained a nonqualified deferred compensation plan that generally permitted employees whose annual cash compensation exceeded a designated threshold to defer receipt of all or a portion of their annual bonus until a specified future date. Since March 2003, deferrals may no longer be made but amounts previously credited under the deferred compensation plan continue to track crediting rate elections made by the employee from an array of third-party investment vehicles offered under the TWC Savings Plan. See “—Nonqualified Deferred Compensation.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its Chief Executive Officer and three most highly paid executive officers (other than the Chief Financial Officer) with the exception of compensation that qualifies as performance-based compensation. The Compensation Committee considers Section 162(m) implications in making compensation recommendations and in designing compensation programs for the executives. In this regard, the 2007 Annual Bonus Plan and the 2006 Stock Incentive Plan were submitted and approved by stockholders in May 2007 so that compensation paid under these plans may qualify as performance-based compensation under Section 162(m). However, the Compensation Committee reserves the right to pay compensation that is not deductible when it determines that to be in the Company’s best interest and the best interests of the stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K (by reference).

Members of the Compensation Committee

Peter R. Haje (Chair)	Thomas H. Castro
Carole Black	Don Logan

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who served in such capacities on December 31, 2007 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total

Glenn A. Britt(1)	2007	$1,000,000	—	$4,623,550	$2,706,757	$7,825,671	$36,370	$89,896	$16,282,244
President and Chief Executive Officer	2006	$1,000,000	—	$1,018,786	$1,645,404	$5,587,500	$150,810	$73,390	$9,475,890
John K. Martin, Jr.(2)	2007	$700,000	—	$311,763	$277,069	$1,218,000	$43,650	$11,270	$2,562,265
Executive Vice President and Chief Financial Officer	2006	$650,000	—	$115,111	$246,094	$1,218,750	$40,570	$11,200	$2,281,725
Landel C. Hobbs	2007	$850,000	—	$550,803	$458,755	$2,802,933	$24,330	$44,845	$4,731,648
Chief Operating Officer	2006	$762,500	—	$230,364	$460,658	$2,134,376	$35,820	$36,780	$3,660,498
Robert D. Marcus(2)	2007	$700,000	—	$321,375	$282,676	$1,249,500	$26,260	$12,986	$2,593,871
Senior Executive Vice President	2006	$650,000	—	$124,719	$276,112	$1,218,750	$24,210	$13,360	$2,307,151
Carl U.J. Rossetti	2007	$480,000	—	$555,565	$296,213	$1,002,464	$85,560	$20,878	$2,440,680
Executive Vice President, Corporate Development

(1)	Mr. Britt served as Chairman from January 1, 2006 through February 15, 2006, at which time he added the title of President and ceased serving as Chairman.

(2)	Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee and Mr. Marcus became the Senior Executive Vice President, Chief Financial Officer and Treasurer of TWC. In connection with Mr. Martin’s departure from the Company, he relinquished his rights to his TWC restricted stock unit and stock option awards.

(3)	Prior to 2007, the named executive officers were granted equity awards with respect to Time Warner Common Stock under Time Warner’s equity plans. In 2007, the named executive officers received equity awards with respect to Class A common stock under TWC’s equity plans. Accordingly, for 2007, amounts set forth in the Stock Awards column represent the aggregate value of TWC restricted stock unit awards and Time Warner restricted stock and restricted stock unit awards, recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For 2006, the amounts set forth under Stock Awards represent the value of Time Warner restricted stock and restricted stock unit awards only. The amounts with respect to TWC awards were calculated based on the closing sale price of Class A common stock on the NYSE on the date of grant and, with respect to Time Warner awards, on the average of the high and low sale prices of Time Warner Common Stock on the NYSE on the date of grant. Because Messrs. Britt and Rossetti are retirement-eligible, the full fair value of their 2007 awards is included in the amounts for 2007 set forth under Stock Awards. The awards granted in both 2007 and 2006 vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. Each of the named executive officers has a right to receive dividends on their unvested shares of restricted stock and dividend equivalents on unvested TWC or Time Warner restricted stock units, if paid. For additional information about the assumptions used in these calculations, see Note 10 to the Company’s audited consolidated financial statements included in its Annual Report of Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”). The amounts set forth in the Stock Awards column reflect the Company’s accounting expense for these awards and do not represent the actual value that may be realized by the named executive officers.

(4)	Prior to 2007, the named executive officers were granted equity awards with respect to Time Warner Common Stock under Time Warner’s equity plans. In 2007, the named executive officers received equity awards with respect to Class A common stock under TWC’s equity plans. Accordingly, for 2007, amounts set forth in the Option Awards column represent the aggregate value of stock option awards with respect to Class A common stock and Time Warner Common Stock, recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For 2006, the amounts represent the value of stock option awards with respect to Time Warner Common Stock only. For information about the assumptions used in these calculations (which relate to TWC awards in 2007 as well as Time Warner awards prior to 2007), see Notes 3 and 10 and Note 4 to the Company’s audited consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2006, respectively. The discussion in the Company’s financial statements reflects weighted-average assumptions on a combined basis for retirement eligible employees and non-retirement eligible employees. The amounts provided in the table reflect specific assumptions for (a) Messrs. Britt and Rossetti, who are retirement-eligible, and (b) the other named executive officers, who are not retirement eligible. Specifically, the amounts with respect to awards of TWC stock options in 2007 for the named executive officers other than Messrs. Britt and Rossetti were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the awards on April 2, 2007: an expected volatility of 23.84%, determined by reference to historical and implied volatilities of a comparable peer group of publicly-traded companies (calculated using a 75%-25% weighted average of implied volatilities of a comparable peer group); an expected term to exercise of 6.29 years from the date of grant; a risk-free interest rate of 4.65%; and a dividend yield of 0%. Because the retirement provisions of these awards apply to Messrs. Britt and Rossetti, different assumptions were used in developing their 2007 grant valuations: an expected volatility of 24.82%; an expected term to exercise of 7.37 years from the date of grant; a risk-free interest rate of 4.70% and a dividend yield of 0%. In addition, because Messrs. Britt and Rossetti are retirement-eligible, the full value of their 2007 awards that was recognized for financial statement purposes is included in the amounts for 2007 set forth under Option Awards. The actual value, if any, that may be realized by an executive officer from any stock option will depend on the extent to which the market value of the Company’s Class A common stock and Time Warner Common Stock, as applicable, exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected was awarded with tandem stock appreciation rights.

(5)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2007 represent (a) amounts paid pursuant to the Company’s Bonus Plan using criteria established under the TWCIP to reduce the maximum amount permitted under the Bonus Plan and (b) for Messrs. Britt, Hobbs and Rossetti, payments under the 2005 Cash LTIP, a three-year, performance-based cash award plan, equal to $2,075,671, $847,933 and $450,464, respectively. For additional information regarding the Compensation Committee’s determinations with respect to annual bonus payments under the Bonus Plan and TWCIP and the cash payments under the 2005 Cash LTIP, see “—Compensation Discussion and Analysis—2007 Short-Term Incentives” and “—Long-Term Incentives.”

(6)	These amounts represents the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Cable Pension Plan, the Time Warner Cable Excess Benefit Pension Plan, the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates in these plans. See the Pension Benefits Table and “—Pension Plans” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(7)	The amounts shown in the All Other Compensation column for 2007 include the following:

(a) Pursuant to the TWC Savings Plan (the “Savings Plan”), a defined contribution plan available generally to TWC employees, for the 2007 plan year, each of the named executive officers deferred a portion of his annual compensation and TWC contributed $10,334 as a matching contribution on the amount deferred by each named executive officer.

(b) The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Hobbs, Marcus and Martin, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally (“GUL insurance”). For 2007, this cash payment was $25,410 for Mr. Britt, $2,034 for Mr. Hobbs, $2,652 for Mr. Marcus and $936 for Mr. Martin. Mr. Rossetti elected not to receive a cash payment for life insurance over $50,000 and instead receives group term life insurance available generally as well as supplemental group term life insurance coverage provided by the Company and is taxed on the imputed income. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “—Employment Agreements.”

(c) The amounts of personal benefits shown in this column that aggregate $10,000 or more for 2007 consist of the aggregate incremental cost to the Company of: for Mr. Britt, financial services of $27,079 and transportation-related benefits covering an automobile allowance of $24,000 and $2,073 related to the incremental cost to the Company of a Company-provided car and specially trained driver provided for security reasons, based on the portion of usage that was personal; for Mr. Hobbs, financial services of $31,372 and transportation-related benefits; and for Mr. Rossetti, financial services and the supplemental life insurance discussed in note 7(b) above. Mr. Hobbs’ transportation-related benefits consist of the incremental cost to TWC of personal use of corporate aircraft (based on fuel, landing, repositioning and catering costs and crew travel expenses). Mr. Hobbs and members of his family flew, on several occasions, on corporate aircraft for personal reasons when there was available space on a flight that had been requested by others. There is no incremental cost to TWC for Mr. Hobbs’ use of the aircraft under these circumstances, except for catering and TWC’s portion of employment taxes attributable to the income imputed to Mr. Hobbs for tax purposes.

Grants of Plan-Based Awards

The following table presents information with respect to each award of plan-based compensation to each named executive officer in 2007, including (a) annual cash awards under the Bonus Plan and TWCIP and (b) awards of stock options to purchase Class A common stock and TWC restricted stock units granted under the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “TWC Stock Incentive Plan”).

GRANTS OF PLAN-BASED AWARDS
DURING 2007

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
						Number of	Number of	Exercise or	Fair Value
			Estimated Possible Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant	Approval	Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
Name	Date	Date(1)	Threshold	Target	Maximum	Units	Options	Awards(2)	Awards

Glenn A. Britt	(3)		$2,500,000	$5,000,000	$6,675,000
	4/2/2007(4)	2/13/2007					161,421	$37.05	$2,369,660
	4/2/2007(5)	2/13/2007				119,959			$4,444,481
John K. Martin, Jr.	(3)		$525,000	$1,050,000	$1,575,000
	4/2/2007(4)	2/13/2007					36,320	$37.05	$473,976
	4/2/2007(5)	2/13/2007				26,991			$1,000,017
Landel C. Hobbs	(3)		$850,000	$1,700,000	$2,550,000
	4/2/2007(4)	2/13/2007					65,914	$37.05	$860,178
	4/2/2007(5)	2/13/2007				48,983			$1,814,820
Robert D. Marcus	(3)		$525,000	$1,050,000	$1,575,000
	4/2/2007(4)	2/13/2007					36,320	$37.05	$473,976
	4/2/2007(5)	2/13/2007				26,991			$1,000,017
Carl U.J. Rossetti	(3)		$240,000	$480,000	$720,000
	4/2/2007(4)	2/13/2007					20,178	$37.05	$296,213
	4/2/2007(5)	2/13/2007				14,995			$555,565

(1)	The date of approval is the date on which the Compensation Subcommittee reviewed and approved stock-based awards to be made on a selected future date that was after the distribution and listing on the NYSE of the Class A common stock and provided sufficient time for TWC to prepare communications materials for its employees.

(2)	The exercise price for the awards of stock options under the TWC Stock Incentive Plan was determined based on the closing sale price of Class A common stock on the date of grant.

(3)	Reflects the threshold, target and maximum payout amounts under the TWCIP of non-equity incentive plan awards that were awarded in 2007 and were paid out in 2008 under the Bonus Plan and TWCIP. The target payout amount for each named executive officer was established in accordance with the terms of the named executive officer’s employment agreement. Each maximum payout amount reflects 150% of the applicable target payout amount, except for Mr. Britt’s payout, which is subject to a contractual limit.

(4)	Reflects awards of stock options to purchase Class A common stock under the TWC Stock Incentive Plan and the full grant date fair value of each award under FAS 123R. See footnote (4) to the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock options in accordance with FAS 123R.

(5)	Reflects awards of restricted stock units with respect to Class A common stock under the TWC Stock Incentive Plan and the full grant date fair value of each award under FAS 123R. See footnote (3) to the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock awards in accordance with FAS 123R.

The TWC stock options granted in 2007 become exercisable, or vest, in installments of 25% over a four-year period, assuming continued employment, and expire ten years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. The exercise price of the stock options cannot be less than the fair market value of the Class A common stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Class A common stock underlying the stock options.

The awards of TWC restricted stock units granted in 2007 vest in equal installments on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. Holders of the restricted stock units are entitled to receive dividend equivalents on unvested restricted stock units, if and when regular cash dividends are paid on outstanding shares of Class A common stock and at the same rate. The awards of restricted stock units confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting. See “—Compensation Discussion and Analysis—2007 Short-Term Incentives.”

Employment Agreements

The following is a description of the material terms of the compensation provided to the Company’s named executive officers during the term of their employment pursuant to employment agreements between the Company or TWE, and each executive. See “—Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to the Company’s named executive officers in connection with a termination of their employment or a change in control of the Company.

Glenn A. Britt.  The Company entered into an employment agreement with Mr. Britt, effective as of August 1, 2006, which provides that Mr. Britt will serve as the Company’s Chief Executive Officer through December 31, 2009, subject to earlier termination as provided in the agreement. Mr. Britt’s agreement is automatically extended for consecutive one-month periods, unless terminated by either party upon 60 days’ notice, and terminates automatically on the date Mr. Britt becomes eligible for normal retirement at age 65. The agreement provides Mr. Britt with a minimum annual base salary of $1,000,000 and an annual discretionary target bonus of $5,000,000, which will vary subject to Mr. Britt’s and the Company’s performance from a minimum of $0 up to a maximum of $6,675,000. In addition, the agreement provides that, beginning in 2007, for each year of the agreement, the Company will provide Mr. Britt with long-term incentive compensation with a target value of approximately $6,000,000 (based on a valuation method established by the Company), which may be in the form of stock options, restricted stock units, other equity-based awards, cash or other components, or any combination of such forms, as may be determined by the Company’s Board of Directors or, if delegated by the Board, the Compensation Committee, in its sole discretion. Mr. Britt participates in the benefit plans and programs available to the Company’s other senior executive officers, including $50,000 of group life insurance. Mr. Britt also receives an annual payment equal to two times the premium cost of $4 million of life insurance as determined under the Company’s GUL insurance program.

John K. Martin, Jr.  The Company entered into an employment agreement with Mr. Martin, effective as of August 8, 2005, which provided that Mr. Martin would serve as the Company’s Executive Vice President and Chief Financial Officer through August 8, 2008, subject to earlier termination as provided in the agreement. Mr. Martin resigned from this position effective at the end of December 31, 2007. The agreement provided Mr. Martin with a minimum annual base salary of $650,000 (which was increased to $700,000 by the Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased by the Compensation Committee to 150% as of January 1, 2007), subject to Mr. Martin’s and the Company’s performance, a one-time grant of options to purchase 30,000 shares of Time Warner Common Stock, a discretionary long-term incentive compensation award with a target value of $1,300,000 subject to Mr. Martin’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance. Mr. Martin also received an annual payment equal to two times the premium cost of $1 million of life insurance as determined under the Company’s GUL insurance program.

Landel C. Hobbs.  The Company entered into an employment agreement with Mr. Hobbs, effective as of August 1, 2005, which provides that Mr. Hobbs will serve as the Company’s Chief Operating Officer through July 31, 2008, subject to earlier termination as provided in the agreement. Mr. Hobbs’ agreement is automatically extended for consecutive one month periods, unless terminated by Mr. Hobbs upon 60 days’ written notice or by the Company upon written notice specifying the effective date of such termination. The agreement provides Mr. Hobbs with a minimum annual base salary of $700,000 (which was increased to $850,000 by the Compensation Committee as of August 1, 2006), an annual discretionary target bonus of 175% of his base salary (which was increased by the Compensation Committee to 200% as of August 1, 2006), subject to Mr. Hobbs’ and the Company’s performance, eligibility for annual grants of stock options, awards under the Company’s long-term incentive plan and participation in the Company’s benefit plans and programs, including life insurance. Mr. Hobbs also receives an annual payment equal to two times the premium cost of $1.5 million of life insurance as determined under the Company’s GUL insurance program. The Company entered into a new employment agreement with Mr. Hobbs, effective February 1, 2008, which extends the term of Mr. Hobbs’ employment as the Company’s Chief Operating Officer through January 31, 2011 on substantially the same terms as the previous agreement, except that it provides Mr. Hobbs with a minimum annual base salary of $900,000, an annual discretionary target bonus of 233% of his base salary, subject to Mr. Hobbs’ and the Company’s performance, and a discretionary annual equity and other long-term incentive compensation award for 2008 with a minimum target value of $3,000,000, subject to Mr. Hobbs’ and the Company’s performance.

Robert D. Marcus.  The Company entered into an employment agreement with Mr. Marcus, effective as of August 15, 2005, which provides that Mr. Marcus will serve as the Company’s Senior Executive Vice President through August 15, 2008, subject to earlier termination as provided in the agreement. Mr. Marcus was appointed Senior Executive Vice President and Chief Financial Officer effective January 1, 2008. Mr. Marcus’ agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Marcus upon 60 days’ written notice or by the Company upon written notice specifying the effective date of such termination. The agreement provides Mr. Marcus with a minimum annual base salary of $650,000 (which was increased to $700,000 by the Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased by the Compensation Committee to 150% as of January 1, 2007), subject to Mr. Marcus’ and the Company’s performance, a one-time grant of options to purchase 25,000 shares of Time Warner Common Stock, a discretionary annual equity and other long-term incentive compensation award with a minimum target value of $1,300,000, subject to Mr. Marcus’ and the Company’s performance, and participation in the Company’s benefit plans and programs, including $50,000 of group life insurance. Mr. Marcus also receives an annual payment equal to two times the premium cost of $2 million of life insurance as determined under the Company’s GUL insurance program.

Carl U.J. Rossetti.  The Company entered into an employment agreement with Mr. Rossetti, effective as of June 1, 2000, which provides that Mr. Rossetti will serve as an Executive Vice President of the Company for a term of three years from that date, subject to earlier termination as provided in the agreement. As of January 1 of each year, the Company may renew the term of Mr. Rossetti’s employment agreement for a term of three years from that date. Currently, Mr. Rossetti’s employment agreement has been extended through December 31, 2010. The agreement provides for a minimum annual base salary (which was increased to $480,000 by the Compensation Committee as of January 1, 2007), and an annual discretionary target bonus stated as a percentage of his base salary (which was increased by the Compensation Committee to 100% as of January 1, 2007), subject to Mr. Rossetti’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance.

Outstanding Equity Awards

The following table provides information about each of the outstanding awards of options to purchase the Company’s Class A common stock and Time Warner Common Stock and the aggregate TWC and Time Warner restricted stock and restricted stock units held by each named executive officer at December 31, 2007. At December 31, 2007, none of the named executive officers held performance-based equity awards.

OUTSTANDING EQUITY AWARDS AT
DECEMBER 31, 2007

						Stock Awards
	Option Awards(1)						Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Option Grant	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)

Glenn A. Britt
Time Warner Cable						119,959	$3,310,868
	4/2/2007	—	161,421	$37.05	4/1/2017
Time Warner						68,605	$1,132,669
	3/18/1998	62,550	—	$24.02	3/17/2008
	3/17/1999	56,250	—	$46.10	3/16/2009
	3/15/2000	93,750	—	$57.79	3/14/2010
	1/18/2001	112,500	—	$48.96	1/17/2011
	2/27/2001	264,932	—	$45.31	2/26/2011
	4/6/2001	3,927	—	$38.56	4/5/2011
	4/17/2001	38,333	—	$44.16	4/16/2011
	8/24/2001	637,500	—	$40.95	8/23/2011
	2/15/2002	100,000	—	$26.65	2/14/2012
	2/14/2003	195,000	—	$10.32	2/13/2013
	2/13/2004	168,750	56,250	$17.28	2/12/2014
	2/18/2005	117,500	117,500	$17.97	2/17/2015
	3/3/2006	45,237	135,713	$17.40	3/2/2016
John K. Martin, Jr
Time Warner Cable						26,991	$744,952
	4/2/2007	—	36,320	$37.05	4/1/2017
Time Warner						26,093	$430,795
	2/5/2002	70,000	—	$24.38	2/4/2012
	2/14/2003	30,000	—	$10.32	2/13/2013
	2/13/2004	48,750	16,250	$17.28	2/12/2014
	2/18/2005	24,500	24,500	$17.97	2/17/2015
	3/3/2006	17,850	53,550	$17.40	3/2/2016
	6/21/2006	7,500	22,500	$17.23	6/20/2016
Landel C. Hobbs
Time Warner Cable						48,983	$1,351,931
	4/2/2007	—	65,914	$37.05	4/1/2017
Time Warner						42,230	$697,217
	3/18/1998	18,000	—	$24.02	3/17/2008
	3/17/1999	18,000	—	$46.10	3/16/2009
	3/15/2000	22,500	—	$57.79	3/14/2010
	10/4/2000	75,000	—	$55.56	10/3/2010
	1/18/2001	225,000	—	$48.96	1/17/2011
	9/27/2001	200,000	—	$31.62	9/26/2011
	2/13/2004	—	37,500	$17.28	2/12/2014
	2/18/2005	—	48,000	$17.97	2/17/2015
	3/3/2006	—	89,775	$17.40	3/2/2016

						Stock Awards
	Option Awards(1)						Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Option Grant	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)

Robert D. Marcus
Time Warner Cable						26,991	$744,952
	4/2/2007	—	36,320	$37.05	4/1/2017
Time Warner						27,926	$461,058
	1/28/1998	15,000	—	$21.22	1/27/2008
	3/18/1998	30,000	—	$24.02	3/17/2008
	3/17/1999	30,000	—	$46.10	3/16/2009
	3/15/2000	52,500	—	$57.79	3/14/2010
	1/18/2001	300,000	—	$48.96	1/17/2011
	4/6/2001	2,081	—	$38.56	4/5/2011
	2/15/2002	125,938	—	$26.65	2/14/2012
	2/14/2003	25,000	—	$10.32	2/13/2013
	2/13/2004	56,250	18,750	$17.28	2/12/2014
	2/18/2005	28,000	28,000	$17.97	2/17/2015
	3/3/2006	17,850	53,550	$17.40	3/2/2016
	6/21/2006	6,250	18,750	$17.23	6/20/2016
Carl U.J. Rossetti
Time Warner Cable						14,995	$413,862
	4/2/2007	—	20,178	$37.05	4/1/2017
Time Warner						7,020	$115,900
	3/18/1998	25,050	—	$24.02	3/17/2008
	3/17/1999	23,625	—	$46.10	3/16/2009
	8/11/1999	23,625	—	$44.77	8/10/2009
	3/15/2000	47,250	—	$57.79	3/14/2010
	1/18/2001	47,250	—	$48.96	1/17/2011
	2/27/2001	115,944	—	$45.31	2/26/2011
	2/15/2002	125,000	—	$26.65	2/14/2012
	2/14/2003	85,000	—	$10.32	2/13/2013
	2/13/2004	60,000	20,000	$17.28	2/12/2014
	2/18/2005	25,500	25,500	$17.97	2/17/2015
	3/3/2006	9,450	28,350	$17.40	3/2/2016

(1)	The dates of grant of each named executive officer’s TWC and Time Warner stock options outstanding as of December 31, 2007 are set forth in the table, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of both TWC and Time Warner stock options become exercisable in installments of 25% on the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. The Time Warner stock options listed above that were granted prior to 2001 each had a vesting schedule that provided for vesting in installments of one-third on the first three anniversaries of the date of grant, except that (i) to the extent not already vested, all stock options awarded to Messrs. Britt, Hobbs, Marcus and Rossetti prior to 2000 became immediately exercisable in full upon the approval of the merger of America Online, Inc. (now named AOL LLC) and Time Warner Inc. (now named Historic TW Inc.) on January 9, 2000.

(2)	This column presents the number of shares of TWC Class A common stock and Time Warner Common Stock represented by unvested restricted stock unit awards and Time Warner restricted stock awards at December 31, 2007. At December 31, 2007, Mr. Britt held 35,000 shares of Time Warner restricted stock and was the only named executive officer who held Time Warner restricted stock. This award was made on February 13, 2004 covering 70,000 shares of Time Warner Common Stock, and provided for vesting equally on the third and fourth anniversaries of the date of grant. The TWC restricted stock units included in this column reflect awards made on April 2, 2007 that vest equally on each of the third and fourth anniversaries of the date of grant. The Time Warner restricted stock units included in this column vest equally on each of the third and fourth anniversaries of the date of grant. The vesting schedules for the awards of restricted stock and restricted stock units assume continued employment and are subject to acceleration upon the occurrence of certain events. The vesting dates for the Time Warner unvested restricted stock unit awards are as follows:

	Number of
	Time Warner
	Restricted Stock Units	Date of
Name	That Have Not Vested	Grant	Vesting Dates

Glenn A. Britt	33,605	3/3/2006	3/3/2009 and 3/3/2010
John K. Martin, Jr.	12,833	2/18/2005	2/18/2008 and 2/18/2009
	13,260	3/3/2006	3/3/2009 and 3/3/2010
Landel C. Hobbs	20,000	9/16/2005	9/16/2008 and 9/16/2009
	22,230	3/3/2006	3/3/2009 and 3/3/2010
Robert D. Marcus	14,666	2/18/2005	2/18/2008 and 2/18/2009
	13,260	3/3/2006	3/3/2009 and 3/3/2010
Carl U.J. Rossetti	7,020	3/3/2006	3/3/2009 and 3/3/2010

(3)	Calculated using the NYSE closing price on December 31, 2007, of $27.60 per share of TWC Class A common stock and $16.51 per share of Time Warner Common Stock as appropriate.

Option Exercises and Stock Vested

The following table sets forth as to each of the named executive officers information on exercises of Time Warner stock options and the vesting of Time Warner restricted stock awards during 2007, including: (i) the number of shares of Time Warner Common Stock underlying options exercised during 2007; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Time Warner Common Stock received from the vesting of awards of Time Warner restricted stock during 2007; and (iv) the aggregate dollar value realized upon such vesting (based on the stock price of Time Warner Common Stock on the vesting dates). During 2007, none of the named executive officers (a) exercised TWC stock options or (b) had TWC or Time Warner restricted stock units that vested.

OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting(2)	on Vesting(3)

Glenn A. Britt	60,420	$469,221	60,741	$1,301,896
John K. Martin, Jr.	—	—	—	—
Landel C. Hobbs	221,050	$924,948	12,869	$276,941
Robert D. Marcus	—	—	—	—
Carl U.J. Rossetti	7,550	$43,791	—	—

(1)	Calculated based on the difference between the sale price per share of Time Warner Common Stock and the option exercise price, except that the value realized on exercise was based on the closing price of Time Warner Common Stock for Mr. Britt’s exercise of options with respect to 10,002 shares of Time Warner Common Stock for which the underlying shares of Time Warner Common Stock were held following exercise.

(2)	The awards of Time Warner restricted stock that vested in 2007 were awarded on February 14, 2003 and vested in installments of one-third on the second, third and fourth anniversaries of the date of grant with the final installment vesting on February 14, 2007, except that Mr. Britt’s vested restricted stock includes Time Warner restricted stock awarded on February 13, 2004 that vests in installments of one half on the third and fourth anniversaries of the date of grant subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock (unless an election under section 83(b) of the Internal Revenue Code was made at the time of the grant) generally may be made in cash or by having full shares of Time Warner Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividends on unvested awards of restricted stock and dividend equivalents on awards of restricted stock units, if regular cash dividends are paid on the outstanding shares of Time Warner Common Stock. The holders have the right to vote unvested shares of Time Warner restricted stock on matters presented to Time Warner stockholders, but do not have any right to vote on such matters in connection with restricted stock units.

(3)	Calculated using the average of the high and low sale prices of Time Warner Common Stock, which were $21.53 per share on February 14, 2007, and $21.38 on February 13, 2007.

Pension Plans

TWC Pension Plans

Each of the named executive officers currently participates in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “TWC Pension Plans”), which are sponsored by the Company. Mr. Britt was a participant in pension plans sponsored by Time Warner until March 31, 2003, when he commenced participation in the Time Warner Cable Pension Plan. Each of Messrs. Martin, Hobbs and Marcus ceased participation in the TW Pension Plans (as defined below) on August 7, 2005, October 15, 2001 and August 14, 2005, respectively, when their respective participation in the Time Warner Cable Pension Plan commenced.

The Excess Benefit Plan is designed to provide supplemental payments to highly compensated employees in an amount equal to the difference between the benefits payable to an employee under the tax-qualified Time Warner Cable Pension Plan and the amount the employee would have received under that plan if the limitations under the tax laws relating to the amount of benefit that may be paid and compensation that may be taken into account in calculating a pension payment were not in effect. In determining the amount of excess benefit pension payment, the Excess Benefit Plan takes into account compensation earned up to $350,000 per year (including any deferred bonus). The pension benefit under the Excess Benefit Plan is payable under the same options as are available under the Time Warner Cable Pension Plan.

Benefit payments are calculated using the highest consecutive five-year average annual compensation, which is referred to as “average compensation.” Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•	1.25% of the portion of average compensation that does not exceed the average of the social security taxable wage base ending in the year the employee reaches the social security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

In addition, in determining the benefits under the TWC Pension Plans, special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and of various participants in the TWC Pension Plans prior to January 1, 1994. Reduced benefits are available before age 65 and in other optional forms of benefits payouts. Amounts calculated under the pension formula that exceed Internal Revenue Code limits are payable under the Excess Benefit Plan.

For vesting purposes under the TWC Pension Plans, each of Messrs. Britt, Martin and Marcus is credited with service under the TW Pension Plans and is therefore fully vested. Each of Messrs. Hobbs and Rossetti is also fully vested in his benefits under the TWC Pension Plans, based on past service with TWE and its affiliates.

Time Warner Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of

January 1, 2000, as described below, and was renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”). Messrs. Britt, Martin (through December 31, 2007) and Marcus have ceased to be active participants in the TW Pension Plans described below and commenced participation in the TWC Pension Plans described above. Each of them is entitled to benefits under the TW Pension Plans in addition to the TWC Pension Plans.

Under the Amended TW Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the TW Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code). Eligible employees become vested in all benefits under the TW Pension Plans on the earlier of five years of service or certain other events.

Under the Old TW Pension Plan, a participant accrues benefits on the basis of 1 2/3% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 0.50% for each year of service over 30. Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under the Old TW Pension Plan and the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). This provision could apply to Messrs. Martin and Marcus with respect to their benefits under the TW Plans. Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). This provision could apply to Mr. Britt. An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old TW Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the TW Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”). The TW Excess Plan provides for payments by Time Warner of certain amounts that eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the TW Pension Plans on December 31, 1977.

Set forth in the table below is each named executive officer’s years of credited service and present value of his accumulated benefit under each of the pension plans pursuant to which he would be entitled to a retirement benefit computed as of December 31, 2007, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the year ended December 31, 2007. The estimated amounts are based on the assumption that payments under the TWC Pension Plans and the TW Pension Plans will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the TWC Pension Plans and the TW Pension Plans will continue in force in their present forms, that the maximum annual covered compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Benefit Plan or the TW Excess Plan, as the case may be, from TWC’s or Time Warner’s assets, respectively, and are included in the present values shown in the table.

PENSION BENEFITS

		Number of
		Years	Present Value of
		Credited	Accumulated	Payments
Name	Plan Name	Service(1)	Benefit(2)	During 2007

Glenn A. Britt(3)	Old TW Pension Plan	30.7	$1,131,210 (4)	—
	TW Excess Plan	30.7	$751,890	—
	Time Warner Cable Pension Plan	4.8	$109,240	—
	Time Warner Cable Excess Benefit Plan	4.8	$77,310	—

	Total	35.5	$2,069,650

John K. Martin, Jr.	Amended TW Pension Plan	10.6	$113,050	—
	TW Excess Plan	10.6	$82,950	—
	Time Warner Cable Pension Plan	2.4	$20,220	—
	Time Warner Cable Excess Benefit Plan	2.4	$14,560	—

	Total	13.0	$230,780

Landel C. Hobbs	Time Warner Cable Pension Plan	6.8	$76,220	—
	Time Warner Cable Excess Benefit Plan	6.8	$54,560	—

	Total	6.8	$130,780

Robert D. Marcus	Amended TW Pension Plan	7.7	$93,120	—
	TW Excess Plan	7.7	$68,190	—
	Time Warner Cable Pension Plan	2.4	$23,000	—
	Time Warner Cable Excess Benefit Plan	2.4	$16,520	—

	Total	10.1	$200,830

Carl U.J. Rossetti	Time Warner Cable Pension Plan	21.0	$542,920	—
	Time Warner Cable Excess Benefit Plan	21.0	$377,310	—

	Total	21.0	$920,230

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2007 for the purpose of determining benefit service under the applicable pension plan.

(2)	The present values of accumulated benefits as of December 31, 2007 were calculated using a 6.00% discount rate and the RP-2000 Mortality Table, consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 11 to the audited consolidated financial statements of the Company included in the 2007 Form 10-K. All benefits are payable at the earliest retirement age at which unreduced benefits are payable (which is age 65 under the TWC Pension Plans, age 62 under the TW Pension Plans in the case of Messrs. Martin and Marcus, and age 60 under the TW Pension Plans in the case of Mr. Britt) as a life annuity, except for Mr. Britt’s benefits under the TW Pension Plans, which are assumed payable as a lump sum determined using a 6.00% lump sum rate and the RP-2000 Mortality Table as of December 31, 2007. No preretirement turnover is reflected in the calculations.

(3)	Under Mr. Britt’s employment agreement, in the event that the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the TW Pension Plans for his entire tenure, the Company will provide him or his survivors, if applicable, with the financial equivalent of the difference between the two benefits. See “—Employment Agreements” for more information.

(4)	Because of certain grandfathering provisions under the TW Pension Plans, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit. The amount shown in the table is greater than the estimated annual benefit payable under the Amended TW Pension Plan and the TW Excess Plan.

Nonqualified Deferred Compensation

Prior to 2003, TWE’s unfunded deferred compensation plan generally permitted employees whose annual cash compensation exceeded a designated threshold (including certain named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date at which a lump-sum or installment distribution will be made based on the participant’s election. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from certain of the third party investment vehicles then offered under the TWC Savings Plan and may change that selection quarterly. Since March 2003, deferrals may no longer be made under the deferred compensation plan but amounts previously credited under the deferred compensation plan continue to track the available crediting rate elections. Certain named executive officers also participated in the Time Warner Inc. Deferred Compensation Plan prior to being employed by TWC. The terms of the Time Warner plan are substantially the same, except that employees of Time Warner may still make deferrals under the plan. While these executives may no longer make deferrals under the Time Warner plan, during the deferral period, they may select the crediting rate applied to the deferred amount similarly to accounts maintained under TWE’s plan.

During his employment with Turner Broadcasting System, Inc., prior to his employment by TWC, Mr. Hobbs deferred a portion of his compensation under the Turner Broadcasting System, Inc. Supplemental Benefit Plan, a nonqualified defined contribution plan, and received matching contributions. While he may no longer make deferrals under this plan, he may maintain his existing account and select among several crediting rates, similar to those available under the Time Warner Savings Plan, to be applied to the balance maintained in a rabbi trust on his behalf and may change his selection of crediting rates once per month. Deferred amounts are payable in April following the year in which his employment is terminated, subject to the requirements of Section 409A of the Internal Revenue Code.

In addition, prior to 2001, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate special deferred compensation account maintained in a grantor trust. This individual account is invested in certain eligible securities by a third-party investment advisor designated by the Company (subject to Mr. Britt’s approval). The accrued amount will be paid to Mr. Britt following termination of employment in accordance with the terms of the deferred compensation arrangements. In general, except as otherwise described under “Potential Payments Upon Termination or Change in Control,” payments under Mr. Britt’s special deferred compensation account commence following the earlier of December 31, 2009 and the date Mr. Britt ceases to be treated as an employee of the Company for any reason. Earnings on the account are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if the account was a stand-alone corporation conducting 40% of its business in New York City. The account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss. There is no guaranteed rate of return on accounts maintained under any of these deferred compensation arrangements.

Set forth in the table below is information about the earnings, if any, credited to the accounts maintained by the named executive officers under these arrangements and any withdrawal or distributions therefrom during 2007 and the balance in the account on December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2007	in 2007	in 2007(4)	Distributions	2007

Glenn A. Britt(1)	—	—	$225,145	—	$3,606,978
John K. Martin, Jr.	—	—	—	—	—
Landel C. Hobbs(2)	—	—	$17,290	—	$279,424
Robert D. Marcus(3)	—	—	$90,285	—	$1,632,829
Carl U.J. Rossetti	—	—	—	—	—

(1)	The amounts reported for Mr. Britt consist of the aggregate earnings and the aggregate year-end balance credited to his nonqualified deferred compensation under the Time Warner Excess Profit Sharing Plan, which is now maintained under the Time Warner Entertainment Deferred Compensation Plan and credited with interest, compounded daily at the long-term applicable federal rate published monthly by the Internal Revenue Service ($83,043) and his individual deferred compensation account provided under the terms of his employment agreement ($3,523,935).

(2)	The amounts reported for Mr. Hobbs reflect the aggregate earnings and the year-end balance credited to his account in the Turner Broadcasting System, Inc. Supplemental Benefit Plan.

(3)	The amounts reported for Mr. Marcus reflect the aggregate earnings and the year-end balance credited to his nonqualified deferred compensation under the Time Warner Deferred Compensation Plan.

(4)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2007 in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential additional payments and benefits that would be provided to each of the Company’s named executive officers in connection with a termination of employment or a change in control of the Company on December 31, 2007 under the executive’s employment agreement, in each case as amended effective January 1, 2008 for purposes of compliance with Sections 409A and 415 of the Internal Revenue Code, and the Company’s other compensation plans and programs. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that (i) the executive’s employment terminates on December 31, 2007, (ii) he does not become employed by a new employer or return to work for the Company and (iii) unless otherwise noted, the Company continues to be a consolidated subsidiary of Time Warner during the post-termination period when the executive continues to be considered an employee of the Company.

Glenn A. Britt

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Britt including failure to perform material duties; misappropriation, embezzlement or destruction of the Company’s property; material breach of duty of loyalty to the Company having a significant adverse financial impact; improper conduct materially prejudicial to the Company’s business; and material breach of certain restrictive covenants regarding non-competition, hiring of employees, and nondisclosure of confidential information. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the employment agreement; the Company’s or a successor’s failure to offer Mr. Britt the CEO position after a merger, sale, joint venture or other combination of assets with another entity in the cable business; Mr. Britt not being employed as the Company’s CEO with authority, functions, duties and powers consistent with that position; Mr. Britt not reporting to the Board; and

Mr. Britt’s principal place of employment being anywhere other than the greater Stamford, Connecticut or New York, New York areas.

In the event of a “termination without cause,” Mr. Britt is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Britt has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. The Company will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	any unpaid bonus for the year before the year in which termination of employment occurs, to the extent the bonus amount has been determined or, if not determined, it will be deemed to be his average annual bonus;

•	any accrued but unpaid long-term compensation;

•	until the later of December 31, 2009 (the term of his employment agreement) or 24 months after termination, Mr. Britt will continue to be treated as an employee of the Company and continue to receive his base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Britt’s termination), his average annual bonus, the continuation of his benefits (except for additional pension plan accrual), including automobile allowance and financial services benefits but not including any additional stock-based awards, unless Mr. Britt dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	office space, secretarial services, office facilities, services and furnishings reasonably appropriate to an employee of Mr. Britt’s position and responsibilities prior to termination, but taking into account his reduced need for such space, services, facilities and furnishings. The Company will provide these benefits for no charge for up to 12 months after termination. These benefits will cease if Mr. Britt commences full-time employment with another employer;

•	all stock options granted to Mr. Britt by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Britt is treated as an employee of the Company;

•	unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Britt by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Britt ceases to be treated as an employee of the Company and (b) that are vested will remain exercisable for three years after Mr. Britt ceases to be treated as an employee of the Company (but not beyond the original term of the options); see “— Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units — Retirement;”

•	if the date Mr. Britt ceases to be treated as an employee because of a “termination without cause” occurs before a change in control transaction (as described below) and Mr. Britt forfeits any restricted stock grants because of such termination, then, as of the date that Mr. Britt ceases to be treated as an employee of the Company, Mr. Britt will receive a cash payment equal to the value of any forfeited restricted stock based on the fair market value of the stock as of the date of termination; and

•	unless otherwise elected by Mr. Britt prior to December 31, 2008, Mr. Britt’s special deferred compensation account will be distributed in installments over 10 years following the earlier of December 31, 2009 and the date he ceases to be treated as an employee of the Company.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Britt’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Britt’s separation of service from the Company. If Mr. Britt does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Britt is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction. Also, if, following a “termination without cause,” Mr. Britt obtains other employment (other than with a non-profit organization or government entity), he is required to pay over to the Company the total cash salary and bonus (but not any equity-based compensation or similar benefit) payable to him by a new employer for services provided until December 31, 2009 to the extent the amounts the Company has paid him are in excess of any severance to which he would be entitled from the Company under its standard severance policies. The payments may also be delayed to the extent the Company deems it necessary for compliance with section 409A of the Internal Revenue Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits if the Company ceases to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of the Company’s assets that results in the financial results of the Company’s business not being consolidated with Time Warner’s financial results (each a “TWC Deconsolidation”). Upon such a transaction, unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all Time Warner stock options granted to Mr. Britt on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All Time Warner restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Britt’s employment was terminated without cause on the date of closing of the transaction. If this provision applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not also apply. Also, if Mr. Britt forfeits any Time Warner restricted stock grants because of such transaction, then he will receive a cash payment equal to the value of the forfeited stock based on the value of the stock as of the date of the closing of the transaction. Payments or benefits may also be delayed to the extent the Company deems it necessary for compliance with section 409A of the Internal Revenue Code.

Disability.  Under his employment agreement, Mr. Britt is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, the Company will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus, described above). In addition, through the later of December 31, 2009 or 12 months following the date the disability occurs, Mr. Britt will continue to be treated as an employee, and the Company will pay Mr. Britt disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in the Company’s benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Britt during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies. Mr. Britt’s special deferred compensation account will be distributed in installments over 10 years following the date he ceases to be considered an employee (unless, prior to December 31, 2008, Mr. Britt elected a shorter period).

Retirement.  No benefits or payments provided above in connection with a termination without cause or due to disability will be payable after Mr. Britt’s normal retirement date at age 65. Under his employment agreement and a separate agreement with Time Warner, Mr. Britt is entitled to certain payments and benefits when he retires. Under his employment agreement, to the extent the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the defined benefit pension plans offered by Time Warner instead of the Company’s defined benefit pension plans, then the Company will provide Mr. Britt with the financial equivalent of the more generous benefits. In addition, Time Warner has agreed to ensure that Mr. Britt receives the equivalent of the benefits he would have received under Time

Warner’s retiree medical program if he had retired from Time Warner on the same terms and conditions as senior corporate executives of Time Warner upon retirement. This commitment is conditioned on Mr. Britt’s retiring pursuant to his employment agreement.

Death.  Under his employment agreement, if Mr. Britt dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement terminate, except that Mr. Britt’s estate or designated beneficiary is entitled to receive: (i) Mr. Britt’s salary to the last day of the month in which his death occurs, (ii) any unpaid bonus for the year prior to his death (if not previously determined, then based on his average annual bonus) and (iii) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but prorated according to the number of whole or partial months Mr. Britt was employed by the Company in the calendar year. Mr. Britt’s special deferred compensation account will be distributed in a lump sum within 75 days following his death.

For Cause.  Under Mr. Britt’s employment agreement, if the Company terminates his employment for cause (as defined above), the Company will have no further obligations to Mr. Britt other than (i) to pay his base salary through the effective date of termination, (ii) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) to satisfy any rights Mr. Britt has pursuant to any insurance or other benefit plans or arrangements. Mr. Britt’s special deferred compensation account will be valued as of the later of December 31, 2009 and 12 months after termination of employment, and distributed in a lump sum within 75 days of such valuation date.

See “—Pension Plans” for a description of Mr. Britt’s entitlements under the Company’s pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Britt’s entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Britt’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to hire certain of the Company’s employees for one year following termination of employment for cause, without cause, or due to retirement at age 65; and (3) not to compete with the Company’s business during his employment and until the latest of December 31, 2009, the date Mr. Britt ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause, without cause, or due to retirement at age 65.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Britt’s employment agreement, the terms of Mr. Britt’s equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control.

Termination without Cause/Material Breach.  In the event of a termination without cause, Mr. Britt’s Time Warner and TWC unvested stock options, restricted stock and restricted stock units would continue to vest during the post-termination period in accordance with their terms and any remaining unvested stock options, restricted stock and restricted stock units would vest (whether upon the effective date of the termination or at the end of their respective post-termination periods) as a result of the termination pursuant to the terms of his employment agreement. Under the terms of his employment agreement and equity award agreements, because he is over the age of 55 with 10 years of service with the Company or its affiliates, all of his unvested TWC and Time Warner stock options, restricted stock and restricted stock units would vest.

Retirement.  Under the agreements governing Time Warner and TWC stock options, restricted stock and restricted stock units held by Mr. Britt, because he is over the age of 55 with 10 years of service with the Company or its affiliates on December 31, 2007, all of his unvested TWC and Time Warner stock options, restricted stock and restricted stock units would vest upon his retirement.

Change in Control.  The agreements that govern Mr. Britt’s TWC and Time Warner stock options generally provide for accelerated vesting following a change in control of TWC or Time Warner (as defined in the award agreements), respectively, upon the earlier of (i) the first anniversary of the change in control, and (ii) the termination of his employment other than for cause (as defined in the option agreements) unless due to death or disability or by Mr. Britt for good reason (as defined in the option agreements). The terms of the agreements that govern Time Warner restricted stock and Time Warner and TWC restricted stock unit awards generally provide for accelerated vesting following a change in control of the respective company upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the award and (iii) the termination of the participant’s employment other than for cause (as defined in the restricted stock or restricted stock unit agreements) unless due to death or disability or by the participant for good reason (as defined in the restricted stock or restricted stock unit agreements). For purposes of the table below, it is assumed that with respect to Mr. Britt’s Time Warner equity awards, a change in control of TWC would result in a TWC Deconsolidation but would not result in a change in control of Time Warner. Under the TWC equity award agreements, however, not all of such changes in ownership of TWC would be considered a change in control of TWC. For a discussion of the treatment of equity awards in the event of TWC Deconsolidation under Mr. Britt’s employment agreement, see “—Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Britt under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans		Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)		Awards(3)	Other(4)

Termination without Cause	$2,000,000	$10,587,500	$5,293,750	$1,460,000	$83,537		$4,443,537	$432,320
Change in Control	—	—	—	$973,333	—		$4,443,537	—
Retirement	—	—	$5,293,750	$1,460,000	$87,891	(5)	$4,443,537	—
Disability	$1,500,000	$7,940,625	$5,293,750	$1,460,000	$83,537		$4,443,537	$312,320
Death	—	—	$5,293,750	$1,460,000	—		$4,443,537	—

(1)	The amount shown reflects the amount payable for his 2006 LTIP grant (based on target value) under Mr. Britt’s employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable (including treatment as a retirement under the LTIP, as applicable).

(2)	Includes $19,798 to cover the estimated cost of continued health, life and disability insurance for two years and $63,739, representing the present value of a health insurance subsidy under the Time Warner Inc. Retiree Medical Plan that Mr. Britt would receive thereafter based on current plan rates equal to $14,672 per year before he reaches the age of 65 and $4,118 per year thereafter.

(3)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated TWC and Time Warner restricted stock and restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $1,132,669. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	Includes a car allowance of $24,000 annually for two years, financial planning reimbursement of up to $100,000 annually for two years, payments over two years totaling $64,320 corresponding to two times the premium cost of $4,000,000 of life insurance coverage under the Company’s GUL insurance program, and, other than in the case of disability, office space and secretarial support each for one year after termination at a cost of $65,000 and $55,000, respectively.

(5)	Represents the present value of a health insurance subsidy from Time Warner under the Time Warner Inc. Retiree Medical Plan to which Mr. Britt is entitled upon retirement based on current plan rates of $14,672 per year before he reaches the age of 65 and $4,118 per year after turning 65 years old.

John K. Martin, Jr.

Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee. In connection with Mr. Martin’s departure from the Company, he relinquished his TWC restricted stock units and stock options. The following discussion and table assume that Mr. Martin would have been entitled to the payments and benefits under his employment agreement with TWC and equity awards under the circumstances discussed below.

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Martin would have been entitled to certain payments and benefits upon a “termination without cause,” including the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Martin not being employed as the Company’s Executive Vice President and Chief Financial Officer with authority, functions, duties and powers consistent with that position; Mr. Martin not reporting to the CEO; and Mr. Martin’s principal place of employment being anywhere other than the greater Stamford, Connecticut area or the New York metropolitan area.

In the event of a “termination without cause,” Mr. Martin would have been entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement;

•	until the later of August 8, 2008 (the term of his employment agreement) or 24 months after termination (and Mr. Martin would continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Martin’s base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Martin’s termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual), but not including any additional stock-based awards, unless Mr. Martin died during such period, in which case these benefits would be replaced with the death benefits described below;

•	all stock options granted to Mr. Martin by Time Warner would continue to vest, and these vested stock options would remain exercisable (but not beyond the original term of the options) while Mr. Martin was treated as an employee of the Company; and

•	all stock options granted to Mr. Martin by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, would vest immediately on the date Mr. Martin ceased to be treated as an employee of the Company and (b) that were vested would remain exercisable for three years after Mr. Martin ceased to be treated as an employee of the Company (but not beyond the original term of the options).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Martin’s right to receive these payments and benefits upon a “termination without cause” was conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Martin’s separation of service from the Company. If Mr. Martin did not execute a release of claims, he would receive a severance payment determined in accordance with the Company’s policies relating to notice and severance.

Change in Control.  Under his employment agreement, Mr. Martin was entitled to certain payments and benefits in the event of a TWC Deconsolidation. Upon such a transaction, all Time Warner stock options granted to Mr. Martin on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 would vest immediately and (b) that were vested would remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other Time Warner restricted stock, restricted stock units or other awards would be treated pursuant to applicable plans as if Mr. Martin’s employment was terminated without cause on the date of closing of the transaction. If this section applied to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) would not apply.

Disability.  Under his employment agreement, Mr. Martin was entitled to payments and benefits if he became disabled and had not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, the Company would pay him a pro-rata bonus for the year in which the disability occurs (which would be calculated based on his average annual bonus). In addition, through the later of the end of his contract term or 12 months following the date the disability occurred, Mr. Martin would continue to be treated as an employee of the Company, and the Company would pay Mr. Martin disability benefits equal to 75% of his annual base salary and average annual bonus, and he would continue to be eligible to participate in the Company’s benefit plans (other than equity-based plans) and to receive his other benefits (including financial services). The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Martin during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies.

Death.  Under his employment agreement, if Mr. Martin died, the employment agreement and all of the Company’s obligations to make any payments under the agreement would terminate, except that Mr. Martin’s estate or designated beneficiary was entitled to receive: (a) Mr. Martin’s salary to the last day of the month in which his death occurred and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Martin was employed by the Company in the calendar year.

For Cause.  Under Mr. Martin’s employment agreement, if the Company terminated his employment for cause (as defined above), it would have no further obligations to Mr. Martin other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurred that had been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Martin had pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Martin’s entitlements under the Company’s pension plans and Time Warner’s pension plans. Mr. Martin was not retirement-eligible on December 31, 2007 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Martin’s employment agreement provided that he would be subject to restrictive covenants that obligated him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to hire certain of the Company’s employees for one year following termination of employment for cause or without cause; and (3) not to compete with the Company’s business during his employment and until the latest of August 8, 2008, the date Mr. Martin ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Martin’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Martin’s Time Warner and TWC unvested stock options, restricted stock and restricted stock units would have been treated in the same fashion as Mr. Britt’s, except that he is not eligible to retire. For a discussion of the treatment of his equity awards in the event of a TWC Deconsolidation under Mr. Martin’s employment agreement, see “—Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Martin under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,400,000	$1,993,369	$996,684	$578,000	$29,143	$753,452	$52,592
Change in Control	—	—	—	$385,333	—	$1,157,157	—
Disability	$525,000	$747,513	$996,684	$578,000	$14,051	$1,175,747	$26,296
Death	—	—	$996,684	$385,333	—	$1,175,747	—

(1)	The amount shown reflects the amount payable under the 2006 LTIP grant (based on target value) under Mr. Martin’s employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $430,795. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	Includes financial planning reimbursement of up to $25,000 annually for two years (one year in the event of a disability) and payments of $2,592 in the aggregate corresponding to two times the premium cost of $1,000,000 of life insurance coverage under the Company’s GUL insurance program.

Landel C. Hobbs

Termination without Cause/Company Material Breach.  Under his employment agreement in effect on December 31, 2007, Mr. Hobbs is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Hobbs not being employed as the Company’s COO with authority, functions, duties and powers consistent with that position; Mr. Hobbs not reporting to the CEO; and Mr. Hobbs’ principal place of employment being anywhere other than Stamford, Connecticut or New York, New York. This discussion does not give effect to the amendment to Mr. Hobbs’ employment agreement (effective February 1, 2008) that extended its term to January 31, 2011.

In the event of a “termination without cause,” Mr. Hobbs is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement; and

•	until the later of July 31, 2008 (the term of his employment agreement) or 24 months after termination (and Mr. Hobbs will continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Hobbs’ base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Hobbs’ termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual), but not including any additional stock-based awards, unless Mr. Hobbs dies during such period, in which case these benefits will be replaced with the death benefits described below.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Hobbs’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Hobbs’ separation of service from the Company. If Mr. Hobbs does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Hobbs is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability, Death and Termination for Cause.  The Company’s obligations to Mr. Hobbs in the event of his disability, death or termination by the Company for cause (as defined above) are the same as the Company’s obligations to Mr. Martin, which are described above.

See “—Pension Plans” for a description of Mr. Hobbs’ entitlements under the Company’s pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Hobbs’ entitlements under nonqualified deferred compensation plans in which he participates. Mr. Hobbs was not retirement-eligible on December 31, 2007 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Hobbs’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of the Company’s confidential matters, (b) not to hire certain of the Company’s employees for one year following termination of employment for cause or without cause; and (c) not to compete with the Company’s business during his employment and until the latest of July 31, 2008, the date Mr. Hobbs ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Hobbs’ employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Hobbs’ Time Warner and TWC unvested stock options, restricted stock and restricted stock units would be treated in the same fashion as Mr. Britt’s, except that he is not eligible to retire. Mr. Hobbs’ employment agreement does not contain special provisions related to the treatment of his equity awards in the event of a change in control.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Hobbs under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,700,000	$3,516,611	$1,758,306	$969,000	$29,143	$1,285,335	$84,464
Change in Control	—	—	—	$646,000	—	$1,589,823	—
Disability	$637,500	$1,318,729	$1,758,306	$969,000	$14,051	$2,049,149	$42,232
Death	—	—	$1,758,306	$646,000	—	$2,049,149	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grants (based on target value) under Mr. Hobbs’ employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $697,217. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	Includes financial planning reimbursement of up to $40,000 annually and payments of $2,232 annually, corresponding to two times the premium cost of $1,500,000 of life insurance coverage under the Company’s GUL insurance program.

Robert D. Marcus

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Marcus not being employed as the Company’s Senior Executive Vice President with authority, functions, duties and powers consistent with that position; Mr. Marcus not reporting to the CEO; and Mr. Marcus’ principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of the Company’s principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Marcus is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement;

•	until the later of August 15, 2008 (the term of his employment agreement) or 24 months after termination (and Mr. Marcus will continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Marcus’ base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Marcus’ termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual), including financial services benefits but not including any additional stock-based awards, unless Mr. Marcus dies during such period, in which case these benefits will be replaced with the death benefits described below; and

•	unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, (a) all stock options granted to Mr. Marcus by Time Warner or the Company on or after January 10, 2000 that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Marcus ceases to be considered an employee of the Company and will remain exercisable for three years after Mr. Marcus ceases to be considered an employee of the Company (but not beyond the original term of the options), (b) any unvested awards of Time Warner or the Company’s restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Marcus’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Marcus’ separation of service from the Company. If Mr. Marcus does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. The payments may also be delayed to the extent the Company deems it necessary for compliance with section 409A of the Internal Revenue Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits in the event of a TWC Deconsolidation. Upon such a transaction, unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, (a) all stock options granted to Mr. Marcus by Time Warner or the Company on or after January 10, 2000 that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and will remain exercisable for three years (but not beyond the original term of the options), (b) any unvested awards of Time Warner or the Company’s restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Disability, Death and Termination for Cause.  The Company’s obligations to Mr. Marcus in the event of his disability, death or termination by the Company for cause (as defined above) are the same as the Company’s obligations to Mr. Martin, which are described above, except that in the event of disability, Mr. Marcus will continue to be considered an employee of the Company through the later of the end of his contract term or 24 months following the date the disability occurs.

See “—Pension Plans” for a description of Mr. Marcus’ entitlements under the Company’s pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Marcus’ entitlements under nonqualified deferred compensation plans in which he participates. Mr. Marcus was not retirement-eligible on December 31, 2007 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Marcus’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of the Company’s confidential matters, (b) not to solicit certain of the Company’s employees for one year following termination of employment for cause or without cause; and (c) not to compete with the Company’s business during his employment and until the latest of August 15, 2008, the date Mr. Marcus ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Marcus’ employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Marcus’ Time Warner and TWC unvested stock options, restricted stock and restricted stock units would be treated in the same fashion as Mr. Britt’s, except that he is not eligible to retire. For a discussion of the treatment of his equity awards in the event of a TWC Deconsolidation under Mr. Marcus’ employment agreement, see “—Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Marcus under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,400,000	$2,123,169	$1,061,585	$578,000	$29,143	$783,714	$55,184
Change in Control	—	—	—	$578,000	—	$1,187,420	—
Disability	$1,050,000	$1,592,377	$1,061,585	$578,000	$29,143	$1,206,010	$55,184
Death	—	—	$1,061,585	$385,333	—	$1,206,010	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under Mr. Marcus’ employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Time Warner Common Stock on

December 31, 2007 in the case of accelerated restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $461,058. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	Includes financial planning reimbursement of up to $25,000 annually and an annual payment of $2,592 for two years corresponding to two times the premium cost of $2,000,000 of life insurance coverage under the Company’s GUL insurance program.

Carl U.J. Rossetti

Termination without Cause (other than Change in Control).  Under his employment agreement, Mr. Rossetti is entitled to certain payments and benefits upon the termination of employment under his employment agreement without “cause,” other than within three years following a change of control of the Company, as defined in his employment agreement. For this purpose, “cause” generally means the commission of acts resulting in material financial loss or substantial embarrassment to the Company, or the conviction of a felony. Upon such a termination, Mr. Rossetti is entitled to be placed on a leave of absence as an inactive employee for up to three years during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus. While on leave, he will continue to receive employee benefits (other than stock-based awards and additional pension plan accrual).

Mr. Rossetti will also be entitled to use office space, secretarial services and other office facilities for up to one year following his termination of employment and reimbursement for financial and tax counseling services.

Termination following a Change in Control of Time Warner.  If, within three years following a “change in control” of Time Warner, the Company (a) changes specified terms of Mr. Rossetti’s employment, including the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; a material reduction in Mr. Rossetti’s responsibilities; Mr. Rossetti not reporting to the CEO; a reduction in Mr. Rossetti’s aggregate cash compensation of more than 10% below his highest aggregate cash compensation paid in any preceding calendar year or a reduction in Mr. Rossetti’s aggregate benefits under the benefits plans and incentive plans in any calendar year by more than 10% of the highest value granted; Mr. Rossetti’s place of employment being more than 50 miles from Stamford, Connecticut or New York, New York, (b) materially breaches Mr. Rossetti’s employment agreement, or (c) terminates Mr. Rossetti’s employment without cause, then Mr. Rossetti will have the right to receive:

•	a lump-sum payment of three times his annual base salary plus the greater of the average of (a) his two most recent annual bonuses received immediately prior to termination or prior to the change in control, whichever is greater, or (b) his then applicable annual target bonus, or his annual target bonus immediately prior to the change in control, whichever is greater;

•	a lump-sum payment in an amount equal to the projected additional pension benefit he would have accrued (plus the projected additional employer matching contributions that would have been made to his account under the TWC Savings Plan) had he remained employed during the three years following his termination, assuming for such purpose he was fully vested, his compensation for such three years was the amount of the lump-sum payment in the preceding bullet, and taking into account any applicable early retirement subsidies and his actual age at the end of the three-year period;

•	free medical (including hospitalization) and dental coverage, substantially identical to what he was entitled to at the time of his termination, for three years following his termination;

•	use of office space, secretarial services and other office facilities for up to one year following his termination of employment; and

•	reimbursement of fees and expenses up to $10,000 for financial and tax counseling services.

Retirement Option.  Under Mr. Rossetti’s employment agreement, because Mr. Rossetti is over 55 years of age and has worked for the Company at the senior executive level for more than five years, he may elect a retirement option. The retirement option would require Mr. Rossetti to remain actively employed by the Company for a transition period of six months to one year following this election (as negotiated by the parties). During this transition period, Mr. Rossetti will remain actively employed and will continue to receive his current annual salary and bonus. Following the transition period, Mr. Rossetti would become an advisor to the Company for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year. As an advisor, he will not be required to devote more than five days per month to such services. Mr. Rossetti would continue vesting in any outstanding stock options and long-term cash incentives during this period, continue participation in benefit plans (except for additional pension plan accrual) and group insurance plans, and receive reimbursement for financial and estate planning expenses and $10,000 for office space expenses. As of the date of this Proxy Statement, Mr. Rossetti has not exercised the retirement option under his employment agreement.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Rossetti’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Rossetti’s separation of service from the Company. If Mr. Rossetti does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Rossetti is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, if Mr. Rossetti becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to three times his annual base salary and then applicable annual target bonus amount.

Death.  If Mr. Rossetti dies prior to the termination of his employment agreement, his estate or beneficiaries will receive Company life insurance payments equal to three times his (a) base salary and (b) the greater of the average of his two most recent annual bonuses or his then applicable target annual bonus amount.

For Cause.  Under Mr. Rossetti’s employment agreement, if the Company terminates his employment with cause, it will have no further obligations to Mr. Rossetti other than (a) to pay his base salary through the effective date of termination and (b) to satisfy any rights Mr. Rossetti has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Rossetti’s entitlements under the Company’s pension plans.

Certain Restrictive Covenants.  Mr. Rossetti’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to solicit certain of the Company’s employees for one year following termination of employment; and (3) not to compete with the Company’s business during his employment and for one year following termination of employment.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Rossetti’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Rossetti’s Time Warner and TWC unvested stock options, restricted stock and restricted stock units would be treated in the same fashion as Mr. Britt’s because he meets the age and service requirements for retirement under the terms of his awards.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Rossetti under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause(5)	$1,440,000	$1,599,009	$480,000	$299,200	$78,173	$529,762	$100,336
Change in Control	—	—	—	$199,467	—	$529,762	—
Retirement	$1,920,000	$1,279,505	$480,000	$299,200	$106,543	$529,762	$69,782
Disability	$1,440,000	$1,440,000	$480,000	$299,200	—	$529,762	—
Death	—	—	$480,000	$299,200	—	$529,762	—

(1)	The amount shown reflects the amount payable under the 2006 LTIP grant (based on target value) under Mr. Rossetti’s employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated restricted stock and restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $115,900. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	In the event of termination without cause, the amount reflects financial planning reimbursement of up to $3,000 and supplemental life insurance coverage at an annual cost of $11,945 each for three years and office space and secretarial support each for one year after termination at a cost of $20,000 and $35,500, respectively. In the event of retirement, the amount reflects financial planning reimbursement of up to $3,000 and supplemental life insurance coverage each for four years and a payment of $10,000 for office space.

(5)	In the event that Mr. Rossetti’s employment were terminated following a change in control of Time Warner, Mr. Rossetti would be entitled to a lump-sum payment equal to the amounts shown under “termination without cause” except that he would be entitled to (a) an annual bonus continuation amount of $1,508,267, (b) a group benefits payment of $87,754 and (c) a payment of $512,631 representing his potential accrued pension benefit, TWC Savings Plan matching contribution and supplemental life insurance coverage had there been no change in control and payments for financial planning services, secretarial support and office space.

Director Compensation

The table below sets out the compensation for 2007 that was paid to or earned by the Company’s directors who were not active employees of the Company or of Time Warner or its affiliates (“non-employee directors”). Directors who are active employees of Time Warner or its subsidiaries, including the Company, are not separately compensated for their Board activities.

The Company compensates non-employee directors with a combination of equity and cash that it believes is comparable to and consistent with approximately the median compensation provided to independent directors of similarly sized public entities. During 2007, each non-employee director received a total annual director compensation package consisting of (i) a cash retainer of $85,000 and (ii) an annual equity award of full value stock units, in the form of restricted stock units, valued at $95,000 representing the Company’s unsecured obligation to deliver the designated number of shares of Class A common stock, generally after the Director ceases his or her service as a director for any reason other than cause. The directors are entitled to receive dividend equivalents on the restricted stock units, if any are paid. In 2007, each non-employee director received 2,565 restricted stock units under the TWC Stock Incentive Plan.

An additional annual cash retainer of $20,000 is paid to the chair of the Audit Committee and $10,000 to each other member of the Audit Committee. In addition, the directors who served on the Special Committee during 2007 received a cash payment of $25,000 and the chair received $37,500 for such services. No additional compensation is paid for attendance at meetings of the Board of Directors or a Board committee.

Non-employee directors are reimbursed for out-of-pocket expenses (including the costs of travel, food and lodging) incurred in connection with attending Board, committee and stockholder meetings. Travel to such meetings may include the use of aircraft owned by the Company jointly with Time Warner and its other subsidiaries, if available and appropriate under the circumstances. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

As it does for its employees, the Company may provide its cable, high-speed data and/or telephone service to directors who live in its service area at no cost to the director. The Company believes that providing this service serves a business purpose by expanding the directors’ knowledge of the Company’s business, products and services. The Company may also invite directors and their spouses to attend Company-related events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at these events to which directors’ spouses and guests have been invited, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. In the year ended December 31, 2007, the aggregate incremental cost to the Company of these items was less than $10,000 per director.

In general, for non-employee directors who join the Board less than six months prior to the Company’s next annual meeting of stockholders, the Company’s policy is to increase the stock unit grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Non-employee directors are given the opportunity to defer for future distribution payment of their cash retainer. Deferred payments of director fees are recorded as deferred units of the Company’s Class A common stock. Distributions of the account upon the selected deferral date will be made in shares of the Company’s Class A common stock.

DIRECTOR COMPENSATION FOR 2007

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation	Total

Carole Black	$110,000	$95,033	—	—	—	—	$205,033
Thomas H. Castro	$110,000	$95,033	—	—	—	—	$205,033
David C. Chang	$120,000	$95,033	—	—	—	—	$215,033
James E. Copeland, Jr.	$142,500	$95,033	—	—	—	—	$237,533
Peter R. Haje	$85,000	$95,033	—	—	—	—	$180,033
Don Logan	$85,000	$95,033	—	—	—	—	$180,033
Michael Lynne(3)	—	—	—	—	—	—	—
N.J. Nicholas, Jr.	$120,000	$95,033	—	—	—	—	$215,033
Wayne H. Pace	—	—	—	—	—	—	—

(1)	Amounts earned by each non-employee director in 2007 represent (a) an annual cash retainer of $85,000; (b) an annual additional payment of $10,000 for each member of the Audit Committee (Messrs. Chang and Nicholas), with $20,000 to its chair (Mr. Copeland); and (c) a cash payment of $25,000 for each director who served on the Special Committee (Ms. Black and Messrs. Castro, Chang and Nicholas) with $37,500 for its chair (Mr. Copeland).

(2)	The amounts set forth in the Stock Awards column represent the value of the award to each non-employee director of restricted stock units with respect to 2,565 shares of Class A common stock recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the grant date fair value per share of $37.05, which was the closing sale price of TWC Class A common stock on the date of grant. On December 31, 2007, each non-employee director held 2,565 restricted stock units.

(3)	Mr. Lynne served as a director during 2007 and resigned effective March 18, 2008.

For 2008, the value of the annual equity-based portion of the compensation paid to non-employee directors was increased to $115,000. In addition, an annual cash retainer of $5,000 will be paid to each member of the Compensation and Nominating and Governance Committees, with $10,000 to the chairs. The annual cash retainer paid to the members and chair of the Audit Committee remains unchanged.

Additional Information

In connection with an administrative order dated March 21, 2005, Mr. Pace reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty. The spouse of Ms. Black’s half sister is employed by the Company’s North Carolina division. In connection with his employment, he received compensation in excess of $120,000 in 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Lynne and Nicholas were members of the Compensation Committee during 2007. Mr. Logan, Chairman of the Company’s Board of Directors, a Class B director and a member of the Compensation Committee, served as Chairman of Time Warner’s Media and Communications Group from July 31, 2002 until December 31, 2005 and is currently a non-active employee of Time Warner. Mr. Haje, a Class B director and a member of the Compensation Committee, served as Executive Vice President and General Counsel of TWE from June 1992 until 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

In November 2007, the Board adopted the Time Warner Cable Inc. Policy and Procedures Governing Related Person Transactions. This is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent (5%) of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct material interest or an indirect material interest. The policy also covers transactions between the Company and Time Warner, which are described in “—Additional Procedures for Approval of Transactions with Time Warner,” “—The Adelphia/Comcast Transactions” and “—Relationship between the Company and Time Warner,” below.

In addition, the Company’s Standards of Business Conduct and Guidelines for Non-Employee Directors contain general procedures for the approval of transactions between the Company and its directors and executive officers and certain other transactions involving the Company’s directors and executive officers. The Company’s Standards of Business Conduct and Guidelines for Non-Employee Directors are available on its website.

Excluded Transactions

In addition to the requirements described above for transactions covered by the policy, the policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating and Governance Committee. These excluded transactions consist of the following types of transactions between the Company and a related person or another entity with which the related person is affiliated:

•	Ordinary Course Transactions with Other Entities. Transactions in the ordinary course of business between the Company and another entity with which a related person is affiliated unless (a) the related person serves as an executive officer, employee, or beneficial owner of an equity interest of 10% or more in the other entity and (b) the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenue for the prior fiscal year;

•	Charitable Contributions. Discretionary charitable contributions by the Company to a non-profit entity with which a related person is affiliated that would satisfy the Company’s categorical standards for determining that a material relationship does not exist with an entity that would impact a director’s independence. See “Criteria for Membership on the Board—Independence” above;

•	Transactions with Significant Stockholders Other than Time Warner. Transactions between the Company and a corporation, firm or other entity known to the Company to be the beneficial owner of more than 5% of any outstanding class of the Company’s voting securities other than Time Warner (a “Significant Stockholder”), if the transactions occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the Significant Stockholder’s gross revenues for the prior fiscal year;

•	Non-employee Position with Other Affiliated Entities. Transactions where the related person’s interest in the transaction is based solely on his or her position as (a) a non-employee director of the other entity or (b) subject to the requirements relating to the Company’s charitable contributions as described above, a non-employee director or trustee, or unpaid volunteer at a non-profit organization;

•	Executive Compensation. Any compensation paid to an executive officer of the Company if (a) the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the compensation disclosure requirements of the SEC or (b)(i) the executive officer is not an “immediate family member” otherwise covered by the policy and the compensation would be reported in the Company’s annual report on Form 10-K or proxy statement if the executive officer was a “named executive officer” (as defined under SEC rules) and (ii) the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Director Compensation. Any compensation paid to a director of the Company if the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the SEC’s compensation disclosure requirements;

•	Transactions Where All Stockholders Receive Proportional Benefits. Transactions in which all stockholders receive the same benefits on a pro rata basis (e.g., dividends);

•	Transactions Involving Competitive Bids, Regulated Transactions and Certain Banking-Related Services. Transactions involving a related person where the rates or charges involved are determined by competitive bids; transactions with a related person involving the rendering of services as a common carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•	Other. Other categories of transactions that may be identified by the Nominating and Governance Committee from time to time as having no significant potential for an actual, or the appearance of a, conflict of interest or improper benefit to a related person.

Approval Procedure

The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the policy, and if so, the transaction will be presented to the

Nominating and Governance Committee for review and consideration at its next meeting or, in those instances in which the General Counsel or his designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Nominating and Governance Committee. If the General Counsel or his designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Nominating and Governance Committee. Related person transactions (other than the excluded transactions and transactions with Time Warner discussed above) will be reviewed and be subject to approval by the Nominating and Governance Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advance Committee approval of a related person transaction is not feasible or not identified prior to commencement of a transaction, then the transaction will be considered and, if the Nominating and Governance Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating and Governance Committee may take into account such factors it deems appropriate, which may include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the interest of the Company and its stockholders; and

•	whether the transaction is consistent with any conflicts of interest policies set forth in the Company’s Standards of Business Conduct and other policies.

A member of the Nominating and Governance Committee who potentially is a related person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

Additional Procedures for Approval of Transactions with Time Warner

The policy also covers the review of the following transactions with Time Warner. These restrictions are also a part of the Company’s organizational documents. The Company’s by-laws, which were amended in connection with the Adelphia/Comcast Transactions, provide that Time Warner may only enter into transactions with the Company and its subsidiaries, including TWE, that are on terms that, at the time of entering into such transaction, are substantially as favorable to the Company or its subsidiaries as the Company or its subsidiaries would be able to receive in a comparable arm’s-length transaction with a third party. Any such transaction involving reasonably anticipated payments or other consideration of $50 million or greater also requires the prior approval of a majority of the Company’s Independent Directors. The Company’s by-laws prohibit it from entering into any transaction having the intended effect of benefiting Time Warner and any of its affiliates (other than the Company and its subsidiaries) in a manner that would deprive the Company of the benefit it would have otherwise obtained if the transaction were to have been effected on arm’s length terms. The Company has included a provision in its by-laws that prohibits amending this provision until August 1, 2011 (five years following the closing of the Adelphia/Comcast Transactions) without the consent of a majority of the holders of the Company’s Class A common stock, other than Time Warner and its affiliates (other than the Company and its subsidiaries).

The Adelphia/Comcast Transactions

On July 31, 2006, TWC completed the following transactions with Adelphia Communications Corporation (“Adelphia”) and Comcast and its affiliates (together, “Comcast”):

•	The Adelphia Acquisition. One of TWC’s subsidiaries, Time Warner NY Cable LLC (“TW NY”), acquired certain assets and assumed certain liabilities from Adelphia, which was then in bankruptcy, for approximately $8.9 billion in cash and 156 million shares, or 17.3%, of the Company’s Class A common stock (approximately 16% of the Company’s total common stock). On the same day, Comcast purchased certain assets and assumed certain liabilities from Adelphia for approximately $3.6 billion in cash. Together, TWC and Comcast purchased substantially all of the cable assets of Adelphia (the “Adelphia Acquisition”).

•	The Redemptions. Immediately before the Adelphia Acquisition, TWC redeemed Comcast’s interests in (i) TWC, which were held in a trust for the benefit of Comcast and consisted of 17.9% of the Company’s Class A common stock, and (ii) TWE, one of TWC’s subsidiaries, which were held in a trust for the benefit of Comcast and consisted of a 4.7% residual equity interest, in exchange for the capital stock of a subsidiary of TWC and a subsidiary of TWE, respectively, together holding both an aggregate of approximately $2 billion in cash and cable systems serving approximately 751,000 basic video subscribers (the “Redemptions”).

•	The Exchange. Immediately after the Adelphia Acquisition, TWC and Comcast also swapped certain cable systems, most of which were acquired from Adelphia, in order to enhance the Company’s and Comcast’s respective geographic clusters of subscribers (the “Exchange”).

The Company refers to the Adelphia Acquisition, the Redemption and the Exchange collectively as the “Adelphia/Comcast Transactions.”

In 2005 and 2006, TWC and/or its subsidiaries entered into certain agreements with Time Warner, Comcast and Adelphia in connection with the Adelphia/Comcast Transactions. As described in more detail below, under separate agreements (as amended, the “TW NY Purchase Agreement” and “Comcast Purchase Agreement,” respectively, and, collectively, the “Purchase Agreements”), TWC and Comcast purchased substantially all of the cable assets of Adelphia. The Purchase Agreements were entered into after Adelphia filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). This section provides additional details regarding the Purchase Agreements and TWC’s underlying acquisition of Adelphia’s assets (the “TW NY Adelphia Acquisition”).

The TW NY Purchase Agreement.  On April 20, 2005, TW NY, one of TWC’s subsidiaries, entered into the TW NY Purchase Agreement with Adelphia. The TW NY Purchase Agreement provided that TW NY would purchase certain assets and assume certain liabilities from Adelphia. On June 21, 2006, Adelphia and TW NY entered into Amendment No. 2 to the TW NY Purchase Agreement (the “TW NY Amendment”). Under the terms of the TW NY Amendment, the assets TW NY acquired from Adelphia and the consideration to be paid to Adelphia remained unchanged. However, the TW NY Amendment provided that the TW NY Adelphia Acquisition would be effected in accordance with the provisions of sections 105, 363 and 365 of the Bankruptcy Code and, as a result, Adelphia’s creditors were not required to approve a plan of reorganization under chapter 11 of the Bankruptcy Code prior to the consummation of the TW NY Adelphia Acquisition. The TW NY Adelphia Acquisition closed on July 31, 2006, immediately after the Redemptions. As consideration for the assets purchased from Adelphia, TW NY assumed certain liabilities as specified in the TW NY Purchase Agreement and paid to Adelphia approximately $8.9 billion in cash (including approximately $360 million paid into escrow), after giving effect to certain purchase price adjustments discussed below, and delivered 149,765,147 shares of TWC Class A common stock to Adelphia and 6,148,283 shares of TWC Class A common stock into escrow. This represented approximately 17.3% of the Class A common stock (including shares issued into escrow), and approximately 16% of TWC’s total outstanding Common Stock as of the closing of the TW NY Adelphia Acquisition.

Approximately 6 million shares of TWC Class A common stock and approximately $360 million in cash were deposited into escrow to secure Adelphia’s obligations in respect of any post-closing adjustments to the purchase price and its indemnification obligations for, among other things, breaches of its representations, warranties and covenants contained in the TW NY Purchase Agreement. All of the shares and substantially all of the cash have been released from escrow except for an amount of cash retained to satisfy claims against the escrow asserted on or prior to July 31, 2007. On February 13, 2007, Adelphia’s Chapter 11 reorganization plan became effective and, during 2007, substantially all of the shares of Class A common stock delivered to Adelphia were distributed to Adelphia’s creditors.

The TW NY Purchase Agreement required TWC, at the closing of the Adelphia Acquisition, to amend and restate its by-laws to restrict it and its subsidiaries from entering into transactions with or for the benefit of Time Warner and its affiliates other than TWC and its subsidiaries (the “Time Warner Group”), subject to specified exceptions. Additionally, prior to August 1, 2011 (five years following the closing of the Adelphia Acquisition), TWC’s restated certificate of incorporation and by-laws (as required to be amended by the TW NY Purchase Agreement) do not allow for an amendment to the provisions of its by-laws restricting these transactions without the consent of a majority of the holders of the Class A common stock, other than any member of the Time Warner Group. Additionally, under the TW NY Purchase Agreement, TWC agreed that it will not enter into any short-form merger prior to August 1, 2008 (two years after the closing of the Adelphia Acquisition).

Relationship between the Company and Time Warner

Time Warner Registration Rights Agreement

At the closing of the restructuring of TWE in March 2003 (the “TWE Restructuring”), Time Warner and TWC entered into a registration rights agreement (the “Registration Rights Agreement”) relating to Time Warner’s shares of TWC’s common stock. Subject to several exceptions, including TWC’s right to defer a demand registration under some circumstances, Time Warner may, under that agreement, require that TWC take commercially reasonable steps to register for public resale under the Securities Act all shares of Common Stock that Time Warner requests to be registered. Time Warner may demand an unlimited number of registrations. In addition, Time Warner has been granted “piggyback” registration rights subject to customary restrictions and TWC is permitted to piggyback on Time Warner’s registrations. TWC has also agreed that, in connection with a registration and sale by Time Warner under the Registration Rights Agreement, it will indemnify Time Warner and bear all fees, costs and expenses, except underwriting discounts and selling commissions.

Indebtedness Approval Right

Under a shareholder agreement entered into between TWC and Time Warner on April 20, 2005 (the “Shareholder Agreement”), until such time as TWC’s indebtedness is no longer attributable to Time Warner, in Time Warner’s reasonable judgment, TWC, its subsidiaries and the entities that it manages may not, without the consent of Time Warner, create, incur or guarantee any indebtedness (except for the issuance of commercial paper or borrowings under TWC’s current revolving credit facility up to the limit of that credit facility, to which Time Warner has already consented), including preferred equity, or rental obligations (other than with respect to certain approved leases) if TWC’s ratio of indebtedness plus six times its annual rental expense to EBITDA (as defined in the Shareholder Agreement) plus rental expense, or “EBITDAR,” then exceeds or would as a result of that incurrence exceed 3:1.

Other Time Warner Rights

Under the Shareholder Agreement, as long as Time Warner has the power to elect a majority of TWC’s Board of Directors, TWC must obtain Time Warner’s consent before it enters into any agreement that binds or purports to bind Time Warner or its affiliates or that would subject TWC or its subsidiaries to significant penalties or restrictions as a result of any action or omission of Time Warner or its affiliates; or adopt a stockholder rights plan, become subject to section 203 of the Delaware General Corporation Law, adopt a “fair price” provision in TWC’s certificate of incorporation or take any similar action.

Furthermore, pursuant to the Shareholder Agreement, Time Warner (and its subsidiaries) may purchase debt securities issued by TWE only after giving TWC notice of the approximate amount of debt securities it intends to purchase and the general time period (the “Specified Period”) for the purchase, which period may not be greater than 90 days and the opportunity to indicate TWC’s good faith intention to purchase the amount of debt securities indicated in Time Warner’s notice within the Specified Period. If TWC so indicates, Time Warner may not purchase any debt securities during the Specified Period.

Time Warner Standstill

Under the Shareholder Agreement, Time Warner has agreed that prior to August 1, 2009 (three years after the closing of the Adelphia Acquisition), Time Warner will not make or announce a tender offer or exchange offer for the Class A common stock without the approval of a majority of TWC’s Independent Directors; and prior to August 1, 2016 (10 years following the closing of the Adelphia Acquisition), Time Warner will not enter into any business combination with TWC, including a short-form merger, without the approval of a majority of TWC’s Independent Directors. Under the TW NY Purchase Agreement, TWC has agreed that prior to August 1, 2008 (two years following the closing of the Adelphia Acquisition), it will not enter into any short-form merger.

Reimbursement for Time Warner Equity Compensation

From time to time, TWC’s employees and employees of its subsidiaries and joint ventures have been granted options to purchase shares of Time Warner Common Stock in connection with their employment with subsidiaries and affiliates of Time Warner. TWC and TWE have agreed that, upon the exercise by any of their officers or employees of any options to purchase Time Warner Common Stock, TWC will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner Common Stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner Common Stock. As of December 31, 2007, TWC had accrued $36 million of stock option reimbursement obligations payable to Time Warner. That amount, which is not payable until the underlying options are exercised, will be adjusted in subsequent accounting periods based on the number of additional options granted and changes in the quoted market prices for shares of Time Warner Common Stock. TWC reimbursed Time Warner $24 million in 2007. For more information regarding the reimbursement amounts, please see Notes 3 and 10 to the Company’s audited consolidated financial statements for the year ended December 31, 2007, in its Annual Report on Form 10-K. A similar arrangement has been entered into with respect to Time Warner’s reimbursement to TWC related to awards based on Class A common stock that may from time to time be held by TWC former employees who may subsequently become employees of Time Warner and its subsidiaries other than the Company.

Other Agreements Related to TWC’s Business

In the ordinary course of TWC’s business, it has entered into various agreements and arrangements with Time Warner and its various divisions and affiliates on terms that TWC believes are no less favorable than those that could be obtained in agreements with third parties. TWC does not believe that any of these agreements or arrangements are individually material to its business. These agreements and arrangements include:

•	agreements to sell advertising to various video programming vendors owned by Time Warner and its affiliates and carried on TWC’s cable systems;

•	agreements to purchase or license programming from various programming vendors owned in whole or in part by Time Warner and its affiliates;

•	leases with AOL LLC (formerly America Online, Inc., “AOL”), an affiliate of TWC, and Time Warner Telecom Inc., a former affiliate of Time Warner, relating to the use of fiber and backbone networks;

•	real property lease agreements with Time Warner and its affiliates;

•	intellectual property license agreements with Time Warner and its affiliates; and

•	carriage agreements with AOL and its affiliates.

Under these agreements, TWC received $16 million in aggregate payments from Time Warner and its affiliates (other than TWC and its subsidiaries), and TWC made $846 million in aggregate payments to Time Warner and its affiliates (other than TWC and its subsidiaries) during 2007.

Reimbursement for Services

Under an arrangement that went into effect immediately after the completion of the TWE Restructuring, Time Warner provides TWC with specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services. TWC pays fees that approximate Time Warner’s estimated overhead cost for services rendered. The services rendered and fees paid are renegotiated annually. In 2007, TWC incurred a total of $14 million under this arrangement.

Intellectual Property Agreements

Time Warner Brand and Trade Name License Agreement.  In connection with the TWE Restructuring, TWC entered into a license agreement with Time Warner, under which Time Warner granted TWC a perpetual, royalty-free, exclusive license to use, in the United States and its territories and possessions, the “TW,” “Time Warner Cable,” “TWC” and “TW Cable” marks and specified related marks as a trade name and on marketing materials, promotional products, portals and equipment and software. TWC may extend these rights to its subsidiaries and specified others involved in delivery of its products and services. This license agreement contains restrictions on use and scope, including as to exclusivity, as well as cross indemnification provisions. Time Warner may terminate the agreement if TWC fails to cure a material breach or other specified breach of the agreement, TWC becomes bankrupt or insolvent or if a change of control of TWC occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either TWC’s outstanding common stock or TWC’s outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of TWC’s outstanding common stock or TWC’s outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct TWC’s management and policies.

Road Runner Brand License Agreement.  In connection with the TWE Restructuring, TWC entered into a license agreement with WCI. WCI granted TWC a perpetual, royalty-free license to use, in the United States and its territories and possessions and in Canada, the “Road Runner” mark and copyright and some of the related marks. TWC may use the Road Runner licensed marks in connection with high-speed data services and other services ancillary to those services, and on marketing materials, promotional products, portals and equipment and software. The license is exclusive regarding high-speed data services, ancillary broadband services and equipment and software. The license is non-exclusive regarding promotional products and portals. WCI is prohibited from licensing to third parties the right to use these marks in connection with DSL, dial-up or direct broadcast satellite technologies in the United States, its territories and possession, or in Canada.

TWC may extend these rights to its subsidiaries and specified others involved in delivery of its products and services. This license agreement contains restrictions on use and scope, including quality control standards, as well as cross-indemnification provision. WCI may terminate the agreement if TWC fails to cure a material breach or other specified breach of the agreement, if TWC becomes bankrupt or insolvent or if a change of control of TWC occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either TWC’s outstanding common stock or TWC outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of TWC outstanding common stock or TWC outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct TWC’s management and policies.

TWE Intellectual Property Agreement.  As part of the TWE Restructuring, TWE entered into an intellectual property agreement (the “TWE Intellectual Property Agreement”) with WCI that allocated to TWE intellectual property relating to the cable business and allocated to WCI intellectual property relating to the non-cable business, primarily content-related assets, such as Home Box Office assets and Warner Bros. Studio assets. The agreement also provided for cross licenses between TWE and WCI so that each may continue to use intellectual property that each was respectively using at the time of the TWE Restructuring. Under the TWE Intellectual Property Agreement, each of TWE and WCI granted the other a non-exclusive, fully paid up, worldwide, perpetual, non-sublicensable (except to affiliates), non-assignable (except to affiliates), royalty free and irrevocable license to use the intellectual property covered by the TWE Intellectual Property Agreement. In addition, both TWE and WCI granted each other sublicenses to use intellectual property licensed to either by third parties that were being used at the time of the TWE Restructuring.

TWI Cable Intellectual Property Agreement.  Prior to the TWE Restructuring, TWI Cable Inc. (“TWI Cable”), an entity that was under the control of Time Warner, entered into an intellectual property agreement (the “TWI Cable Intellectual Property Agreement”) with WCI with substantially the same terms as the TWE Intellectual Property Agreement. The TWI Cable Intellectual Property Agreement allocated to WCI intellectual property related to the cable business and allocated to TWI Cable intellectual property related to the non-cable business. As part of the TWE Restructuring, WCI then assigned to TWC the cable-related intellectual property assets it received under that agreement. These agreements make TWC the beneficiary of cross licenses to TWI Cable intellectual property related to the non-cable business, on substantially the same terms as those described above. In connection with the TWI Cable Intellectual Property Agreement, TWI Cable and WCI executed and delivered assignment agreements in substantially the same form as those executed in connection with the TWE Intellectual Property Agreement.

Tax Matters Agreement

TWC is party to a tax matters agreement with Time Warner that governs TWC’s inclusion in any Time Warner consolidated, combined or unitary group for federal and state tax purposes for taxable periods beginning on and after the date of the TWE Restructuring. Under the tax matters agreement, for each year TWC is included in the Time Warner consolidated group for federal income tax purposes, TWC has agreed to make periodic payments, subject to specified adjustments, to Time Warner based on the applicable federal income tax liability that TWC and its affiliated subsidiaries would have had for each taxable period if TWC had not been included in the Time Warner consolidated group. Time Warner agreed to reimburse TWC, subject to specified adjustments, for the use of tax items, such as net operating losses and tax credits attributable to TWC or an affiliated subsidiary, to the extent that these items are applied to reduce the taxable income of a member of the Time Warner consolidated group other than TWC or one of its subsidiaries. Similar provisions apply to any state income, franchise or other tax returns filed by any Time Warner consolidated, combined or unitary group for each year TWC is included in such consolidated, combined or unitary group for any state income, franchise or other tax purposes. During 2007, TWC made cash tax payments to Time Warner of $263 million.

Under applicable United States Treasury Department regulations, each member of a consolidated group filing consolidated federal income tax returns is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply with respect to members of combined or unitary groups for state tax purposes. If TWC ceased to be a member of the Time Warner consolidated group for federal income tax purposes, TWC would continue to have several liability for the federal income tax liability of the Time Warner consolidated group for all taxable years, or portions of taxable years, during which TWC was a member of the Time Warner consolidated group. In addition, TWC would have several liability for some state income taxes of groups with which TWC files or has filed combined or unitary state tax returns. Although Time Warner has indemnified TWC against this several liability, TWC would be liable in the event that this federal and/or state liability was incurred but not discharged by Time Warner or any member of the relevant consolidated, combined or unitary group.

The descriptions of the foregoing agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, those agreements.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of two nominees for Class A directors and eight nominees for Class B directors. Each of the nominees is currently serving as a director of the Company and, other than Mr. Bewkes (who was elected by the Board), was elected by the holders of Class A or Class B common stock, as applicable, at the Company’s 2007 annual meeting of stockholders. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about these nominees is provided above under the heading “Directors.”

The persons named in the enclosed proxy intend to vote such proxy for the election of each of the two nominees for Class A directors named below, unless the holder of Class A common stock indicates on the proxy that the vote should be withheld from any or all of the nominees for Class A directors. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated for Class A director and may be voted for substitute nominees for Class A directors. The Class B directors are elected by the holder of the Class B common stock. Proxies cannot be voted for a greater number of persons than the number of nominees.

The Board of Directors recommends a vote FOR the election
of the ten director nominees listed below.

Class A Directors	Class B Directors

David C. Chang	Jeffrey L. Bewkes
James E. Copeland, Jr.	Carole Black
Glenn A. Britt
Thomas H. Castro
Peter R. Haje
Don Logan
N.J. Nicholas, Jr.
Wayne H. Pace

Vote Required for Approval

Holders of the Class A common stock vote, as a separate class, with respect to the election of the Class A directors, and holders of the Class B common stock vote, as a separate class, with respect to the election of the Class B directors. A plurality of the votes duly cast by the holders of Class A common stock is required for the election of Class A directors and a plurality of the votes duly cast by the holders of Class B common stock is required for the election of Class B directors. Time Warner controls 100% of the vote for the election of Class B directors and 82.7% of the vote for the election of Class A directors in Proposal One. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A directors and Class B directors. The Company expects that Time Warner will vote FOR the approval of the two nominees for Class A directors and the eight nominees for Class B directors ensuring the election of the entire slate of directors nominated by the Board.

PROPOSAL TWO: Ratification of Appointment of Independent Auditor

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditor of the Company to audit its consolidated financial statements for 2008 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditor since the Company’s incorporation in 2003. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting.

For the ratification of the appointment of Ernst & Young LLP as independent auditor of the Company, each share of Class B common stock issued and outstanding has ten votes and each share of Class A common stock issued and outstanding has one vote. The Class A common stock and the Class B common stock will vote together as a single class. Time Warner controls approximately 90.6% of the vote for Proposal Two. The Company expects that Time Warner will vote FOR Proposal Two ensuring the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditor.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s Class A and Class B common stock at the close of business on April 2, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

•	901,939,460 shares of Class A common stock, par value $0.01 per share; and

•	75,000,000 shares of Class B common stock, par value $0.01 per share.

Each issued and outstanding share of Class B common stock has ten votes and each issued and outstanding share of Class A common stock has one vote on any matter submitted to a vote of stockholders. The Class A common stock and the Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders at the Annual Meeting, except with respect to the election of directors. Holders of the Class A common stock vote, as a separate class, with respect to the election of the Class A directors, and holders of the Class B common stock vote, as a separate class, with respect to the election of the Class B directors. Time Warner controls approximately 90.6% of the vote in matters where the Class A common stock and the Class B common stock vote together as a single class, 82.7% of the vote of the Class A common stock and 100% of the vote of the Class B common stock in any other vote. As a result of its shareholdings, Time Warner has the ability to cause (i) the election of all the nominees for Class A directors and Class B directors and (ii) the ratification of the appointment of Ernst & Young LLP as independent auditor of the Company for 2008.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A plurality of the votes duly cast is required to elect each of the Class A directors and Class B directors.

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock, voting together, is required to approve the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

Proxies.  All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.  If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s by-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods—Internet, Telephone or Mail.  Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their Notice of Internet Availability of Proxy Material, proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.  Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Cable Inc., 290 Harbor Drive, Stamford, CT 06902-7441, Attention: General Counsel, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement or Notice of Internet Availability of Proxy Material, as applicable, is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of a Notice of Internet Availability of Proxy Material or this Proxy Statement or accompanying Time Warner Cable Inc. 2007 Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-877-4-INFO-TWC, by e-mail to: ir@twcable.com or by mail to: Time Warner Cable Inc., One Time Warner Center, North Tower, New York, NY 10019, Attention: Investor Relations. The voting instruction or Notice of Internet Availability of Proxy Material, as applicable, sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2007, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that (a) a Form 4 was filed late on June 15, 2007, on behalf of Mr. Haje, a non-employee director, to report the acquisition of 2,600 shares of Class A common stock on June 7, 2007 and (b) a Form 4 was filed late on April 6, 2007 by Time Warner to report the March 27, 2007 acquisition of shares of Class A common stock by Music Choice (a partnership in which a subsidiary of Time Warner is a direct and indirect general partner) as a result of the distribution of such shares by Adelphia under its plan of reorganization to Music Choice, one of its creditors. Time Warner has stated that the filing of such Form 4 shall not be deemed an admission that it is the beneficial owner for purposes of Section 16 of the Exchange Act of the Class A common stock held by Music Choice and has disclaimed beneficial ownership of the shares held by Music Choice, except to the extent of is pecuniary interest therein.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $5,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2009 Annual Meeting, stockholder proposals must be received by the Company no later than December 18, 2008, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.  In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2009 Annual Meeting, such a proposal must be received by the Company on or after January 29, 2009 but no later than February 28, 2009. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.  If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•	Timing. The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

>	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

>	The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

>	A copy of the candidate’s resume and references.

>	An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the by-laws, Corporate Governance Policy, and the Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Cable Inc., 290 Harbor Drive, Stamford, CT 06902-7441.

The Committee has a policy of applying the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source.

Stockholder Nominations Submitted to Stockholders.  The Company’s by-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s by-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•	Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•	Special Stockholders Meetings. For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•	Other Circumstances. Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•	Information. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.  All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at 290 Harbor Drive, Stamford, CT 06902-7441.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the CEO, the Board’s only employee director, should write to the address below:

Glenn A. Britt
President and Chief Executive Officer
Time Warner Cable Inc.
One Time Warner Center
North Tower
New York, NY 10019

Those interested in communicating directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]
c/o Corporate Secretary
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-7441

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 15, 2008

Directions to
Hyatt Regency Hotel
Old Greenwich, Connecticut

From I-95 North or South:
Take the Old Greenwich exit #5. Make a right at the end of the ramp onto East Putnam Ave. (route 1). Follow the avenue to the third traffic light and make a right into the Hotel entrance.

From New York City:
Take the F.D.R. Drive north to the Triborough Bridge. Go over the Triborough Bridge and follow the signs to the Bruckner Expressway, New England. Follow the signs to the I-95 north, New England. Take the Old Greenwich exit #5. Make a right at the end of the ramp onto East Putnam Ave. (route 1). Follow the avenue to the third traffic light and make a right into the Hotel entrance.

From New Jersey:
Follow the Garden State Parkway North to I-87 South. Go over the Tappan Zee Bridge. Take the exit for 287 East. Follow signs to I-95 North into CT. Take the Old Greenwich exit #5. Make a right at the end of the ramp onto East Putnam Ave. (route 1). Follow the avenue to the third traffic light and make a right into the Hotel Entrance.

From the Merritt Parkway heading North/South:
Take the North Street exit #31. Make a left (heading North) or make a right (heading South) onto North Street toward the Greenwich business district. Follow North Street to the end, (approximately 4 miles). Take a left onto Maple Ave. Take the next left onto East Putnam Ave. Follow E. Putnam Ave. for approximately 3 miles. After passing the I-95 thruway entrance signs, the Hyatt will be at the third traffic light. Turn right into the Hotel entrance.

PROXY
TIME WARNER CABLE INC.
Proxy Solicited on Behalf of the Board of Directors of
Time Warner Cable Inc. for the Annual Meeting of Stockholders on May 29, 2008
The undersigned hereby acknowledges receipt of the Time Warner Cable Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Marc Lawrence-Apfelbaum, Ellen East and Robert D. Marcus, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER CABLE INC. on Thursday, May 29, 2008, and any adjournment thereof, and to vote on the matters indicated all the shares of Class A common stock that the undersigned would be entitled to vote if personally present.
Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed and FOR proposal 2.
Continued and to be signed on reverse side

TIME WARNER CABLE INC.		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/twc		1-866-390-5267
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

1-866-390-5267 CALL TOLL-FREE TO VOTE
▼  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET  ▼
☒ Votes must be indicated in Black or Blue ink as in this example.
The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposal 2.
1. Election of Class A Directors.

FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY ☐	*EXCEPTIONS ☐
to vote for ALL NOMINEES listed below
Nominees: David C. Chang and James E. Copeland, Jr.
INSTRUCTIONS: To withhold authority to vote for one
of the nominees, mark the “Exceptions” box and write the nominee’s name in the space provided below. Mark only one box above.

*Exceptions

2. Ratification of Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. In their discretion, on such other matters as may properly come before the meeting.

To register to attend the meeting, please mark this box.

☐

To change your address, please mark this box.

☐
Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Date:	Signature

Share Owner Sign here	Co-owner sign here
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.